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                                                                  EXHIBIT 10.10

                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER

                                     AMONG


                           LOBDELL EMERY CORPORATION,


                            CERTAIN SHAREHOLDERS OF
                           LOBDELL EMERY CORPORATION,


                                  BMG-MI, INC.

                                      AND


                             L-E ACQUISITION, INC.,
                         A CORPORATION WHOLLY-OWNED BY
                                 BMG-MI, INC.
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                          AGREEMENT AND PLAN OF MERGER

             AGREEMENT AND PLAN OF MERGER dated as of November 14, 1996, by and between Lobdell Emery Corporation ("Lobdell"), a Michigan corporation, BMG-MI, Inc. ("Parent"), a Michigan corporation, L-E Acquisition, Inc. ("Newco"), a Michigan corporation, the parties named as Shareholders on the signature page of this Agreement (the "Shareholders"), and D. Kennedy Fesenmyer, as Shareholders' Agent.

             WHEREAS, the Shareholders own all or substantially all of the outstanding shares of Class A common stock and Class B common stock of Lobdell;

             WHEREAS, all of the outstanding shares of capital stock of Parent are owned directly or indirectly by certain individual shareholders affiliated with The Oxford Investment Group, Inc. ("Oxford"), and all of the outstanding shares of capital stock of Newco are owned by Parent; and

             WHEREAS, the respective Boards of Directors of each of the Constituent Corporations deem it advisable and generally to the welfare and advantage of each, and of all the several and respective holders of their shares, for Newco to be merged into Lobdell and for all the stock of Lobdell then outstanding to be converted in the merger into preferred stock of the Surviving Corporation (as defined below) Parent, pursuant to this Agreement and the applicable laws of the State of Michigan, in a reorganization as defined by Sections 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended.

             Certain terms used herein are defined, for all purposes of this Agreement, in Article VIII.

             NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, and intending to be legally bound, the parties hereby agree as follows:


                             I.  THE PLAN OF MERGER

             1.01 Merger, Surviving Corporation, Directors and Officers. Pursuant to the Michigan Business Corporation Act (the "MBCA"), Newco shall be merged with and into Lobdell. Lobdell shall be the surviving corporation after the merger. Newco and Lobdell, in their capacities as parties to the merger, are hereinafter sometimes called the "Constituent Corporations," and Lobdell in its capacity as such surviving corporation is hereinafter sometimes called the "Surviving Corporation." The directors of Newco immediately prior to the Effective Date shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Newco immediately prior to the Effective Date shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

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             1.02    Articles of Incorporation.  The articles of incorporation
of Newco as in effect on the Effective Date shall from and after the Effective Date be the Articles of Incorporation of the Surviving Corporation, until amended as provided by law.

             1.03 Bylaws. The bylaws of Newco as in effect on the Effective Date shall from and after the Effective Date be the bylaws of the Surviving Corporation, until amended as provided therein or by law.

             1.04    The Closing; Effective Date.

                     (a) The Closing. Delivery of the various instruments and documents which this Agreement contemplates shall be delivered prior to or on the Effective Date and shall constitute the Closing. The parties intend that the Closing shall take place at the offices of Dykema Gossett PLLC, 1577 North Woodward Avenue, Bloomfield Hills, Michigan at 10:00 a.m. Eastern Standard time on December 31, 1996, but not later than January 17, 1997, or at such other time or place or on such other date as shall be mutually agreed by the Shareholders' Agent and Parent. The date when the Closing takes place is herein called the "Closing Date."

                     (b) Michigan Filing. If this Agreement has been approved by the shareholders of Newco and Lobdell as required by Section 703a of the MBCA, and if all of the conditions precedent to the obligations of each of the parties hereto, as hereinafter set forth, shall have been satisfied or waived, a certificate of merger complying in form and substance with Section 707 of the MBCA shall be delivered to the office of the Michigan Department of Consumer and Industry Services for filing on the Closing Date.

                     (c) Effective Date. The merger contemplated hereby (the "Merger") shall become effective at 11:59 p.m., Eastern Standard time, on the date on which the filing referred to in Section 1.04(b) is completed. The date upon which the merger becomes effective is herein referred to as the "Effective Date."

             1.05    Status and conversion of shares.

                     (a) Lobdell common stock. Each share of Lobdell Class A common stock and Class B common stock outstanding on the Effective Date (except shares held in the treasury of Lobdell, which shall be canceled) shall be converted by the merger into .116452 shares of fully paid and non-assessable Series A Preferred Stock of the Surviving Corporation ("Series A Preferred Stock") and .020578 shares of fully paid and non-assessable Series B Preferred Stock of the Surviving Corporation ("Series B Preferred Stock" and together with the Series A Preferred Stock the "Preferred Stock"). The relative rights, preferences and limitations of the Series A and Series B Preferred Stock shall be as set forth in Exhibit A hereto. Notwithstanding the foregoing, no fractional shares of Series A or Series B Preferred Stock or certificates therefor or scrip shall be issued in the Merger, but in lieu thereof each record holder of Lobdell Class A common stock or





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Class B common stock who would otherwise be entitled to a fraction of a share of Preferred Stock shall be paid by Newco an amount in cash equal to (i) such fraction times (ii) $100.00.

                     (b) Common stock of Newco. Each share of common stock of Newco, whether issued or unissued, outstanding or held as treasury stock, shall be converted by the merger into one share of fully paid and non-assessable common stock of the Surviving Corporation.

                     (c) Surrender of Lobdell stock certificates. After the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of Lobdell Class A common stock or Class B common stock shall surrender such certificate or certificates to the Surviving Corporation or its designated agent and shall receive in exchange therefor (subject to Section 1.06) certificates representing the number of shares of Preferred Stock into which the shares of Lobdell Class A common stock or Class B common stock theretofore represented by such surrendered certificate or certificates have been converted in the merger. Until so surrendered, each outstanding certificate theretofore representing shares of Lobdell Class A common stock or Class B common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, to holders of Preferred Stock, to represent the number of whole shares of Preferred Stock into which the shares of Lobdell Class A common stock or Class B common stock theretofore represented by such certificate or certificates have been converted. No dividend or other distribution, if any, payable to holders of record of shares of Preferred Stock shall be paid to the holders of such outstanding certificates theretofore representing shares of Lobdell Class A common stock or Class B common stock; provided, however, that upon surrender of such outstanding certificates there shall be paid to the record holders of the certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions, if any, which theretofore has been declared and become payable with respect to the number of shares of Preferred Stock represented thereby.

             1.06    Escrow; Post-Closing Adjustment.

                     (a) On the Effective Date, the certificates evidencing an aggregate of $13,000,000 (to the nearest whole share) of the Series A Preferred Stock, with the Series A Preferred Stock valued at $100 per share for such purposes, into which each Shareholder's Class A common stock and Class B common stock of Lobdell has been converted in the Merger (the "Escrow Shares"), shall be delivered by the Surviving Corporation to Citizens Bank, as escrow agent (the "Escrow Agent") under an Escrow Agreement among the Surviving Corporation, the Shareholders' Agent and the Escrow Agent in the form annexed hereto as Exhibit B (the "Escrow Agreement"). Each of the Lobdell shareholders shall deposit his pro-rata share of the Escrow Shares (rounded to the nearest whole number) determined by multiplying 130,000 times a fraction the numerator of which is the number of shares of Series A Preferred Stock issuable to such shareholder under Section 1.05(a) and the denominator of which is the total number of shares of Series A Preferred Stock issuable pursuant to the Merger. The Escrow Shares shall be held in escrow under the Escrow Agreement and shall be distributed to the Shareholders, or returned to Parent or the Surviving Corporation, pursuant to the terms of the Escrow Agreement.





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                     (b)  The "Shareholders' Equity Adjustment Amount" shall be determined by subtracting (i) $42.6 million from (ii) Lobdell's shareholders' equity as of the Closing Date. If the Shareholders' Equity Adjustment Amount is a negative number, the Escrow Agent shall return to the Surviving
Corporation that number of shares of Preferred Stock (to the nearest whole share) equal in value to such difference, with the Preferred Stock to be valued for such purpose at $100.00 per share. The Shareholders, Lobdell, Parent and Newco agree that to the extent that there is any limitation in the deductions allowed to either Lobdell or the Surviving Corporation, to the extent of any "excess parachute payments" (as defined under Section 280G of the Code), the amount of such limitation shall also result in an adjustment hereunder and the Escrow Agent shall return to the Surviving Corporation that number of shares of Preferred Stock (to the nearest whole share) equal in value to such limitation, with the Preferred Stock to be valued for such purpose at $100.00 per share.

                     (c) In order to determine the Shareholders' Equity Adjustment Amount, the Surviving Corporation shall cause Price Waterhouse LLP to prepare, and to deliver to the Surviving Corporation and the Shareholders' Agent not later than forty-five days after the Closing Date, an audited consolidated balance sheet of Lobdell as of the Closing Date (the "Closing Date Balance Sheet"), prepared in accordance with GAAP applied on a basis consistent with the 1995 Company Balance Sheet and in accordance with the Agreed Accounting Principles annexed hereto as Exhibit C. The date when such delivery is completed is herein called the "Balance Sheet Delivery Date."

                     (d) Not later than 30 days after the Balance Sheet Delivery Date, the Shareholders' Agent shall notify Parent and the Surviving Corporation, and Parent and the Surviving Corporation shall notify the Shareholders' Agent, of agreement or disagreement that Lobdell's shareholders' equity as of the Closing Date was as shown on the Closing Date Balance Sheet. If no such notice is delivered, the party from which such notice was due shall be deemed to have agreed with the Closing Date Balance Sheet and any related Shareholders' Equity Adjustment Amount. Parent, the Surviving Corporation and the Shareholders' Agent shall attempt to resolve any such disagreement on a mutually acceptable basis. To the extent that any such disagreement is not so resolved within 40 days after the Balance Sheet Delivery Date, the questions giving rise to such disagreement shall be submitted as soon as practicable (and, in any event, not later than 60 days after the Balance Sheet Delivery
Date) to Coopers & Lybrand (Detroit office) (the "Reviewing Accountants") for final determination of Lobdell's shareholders' equity as of the Closing Date. The Reviewing Accountants shall receive such submissions from the Shareholders' Agent, Parent, the Surviving Corporation or other persons, hear such testimony, make such independent investigation, and otherwise follow such positions as the Reviewing Accountants deem appropriate in their sole discretion. The Reviewing Accountants shall finally determine the amount of Lobdell's shareholders' equity as of the Closing Date as soon as practicable, and such determination shall be binding upon Parent, the Surviving Corporation and the Shareholders for all purposes of this Agreement and the Escrow Agreement.

                     (e) Subject to Section 7.02, the Surviving Corporation shall pay the cost of the preparation and audit of the Closing Date Balance Sheet and one-half of such cost shall be





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considered the expenses of Lobdell for purposes of Sections 5.02(z) and 7.02.
The Shareholders and the Surviving Corporation shall each pay one-half of the fees and expenses of the Reviewing Accountants in connection with such determination. Other expenses incurred in connection with such determination shall be borne by the party or parties incurring such expenses.

                     (f)  The procedures and determination specified in this
Section 1.06 shall be the sole and the exclusive remedy available to Parent, the Surviving Corporation and the Shareholders with respect to the calculations, valuations and determinations in connection with the adjustments provided for in this Section 1.06, but shall not in any way affect or impair Parent's or the Surviving Corporation's rights and remedies in respect of Lobdell or the Shareholders' covenants, representations or warranties.

             1.07 Effects of merger. Upon the merger becoming effective, the Constituent Corporations shall be a single corporation which shall be the Surviving Corporation. The separate existence of the Constituent Corporations shall cease, except that of the Surviving Corporation. The title to all real estate and other property and rights owned by each of the Constituent Corporations shall be vested in the Surviving Corporation without reversion or impairment. The Surviving Corporation may use the corporate name and the assumed names of either or both of the Constituent Corporations, upon complying with Section 217 of the MBCA. The Surviving Corporation shall have all liabilities of each of the Constituent Corporations. A proceeding pending against either of the Constituent Corporations may be continued as if the merger did not occur or the Surviving Corporation may be substituted in the proceeding for either of the Constituent Corporations.


                    II.  CONDITIONS TO OBLIGATIONS TO CLOSE

             2.01 Conditions to the Obligations of Parent and Newco. The obligations of Parent and Newco to consummate the Merger and to take the other actions to be taken by Parent and Newco at or after the Closing pursuant to this Agreement, is subject to the satisfaction, prior to or on the Closing Date, of the following conditions precedent:

                     (a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Shareholders in Section 5.01 and the Shareholders and Lobdell in Section 5.02 shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby and except to the extent that any such representations and warranties are made as of another date as set forth in the applicable representation or warranty, in which case such representations and warranties shall have been true in all material respects as of such other date. The covenants of the Shareholders and Lobdell in Article III shall have been performed and complied with in all material respects. Parent and Newco shall have received a certificate dated the Closing Date signed on behalf of each Shareholder by the Shareholders' Agent and on behalf of Lobdell by its President certifying, in such





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detail as Parent or Newco may reasonably request, to the satisfaction of the conditions in this Section 2.01(a).

                     (b) Litigation. No action, suit or proceeding shall be pending before any court, agency, department or commission wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) cause the Merger or any of such transactions to be rescinded after their consummation, (iii) adversely affect Lobdell's right to own its properties and to conduct its business, or (iv) impose limitations on the ability of the Parent to exercise full ownership of the Surviving Corporation after the Merger contemplated hereby and thereby to control the assets and business of the Surviving Corporation. No such injunction, judgment, order, decree or ruling shall be in effect, whether or not final or appealable. No person shall have notified Parent, Lobdell or the Shareholders' Agent that such person intends to institute any such action, suit or proceeding.

                     (c) Material Adverse Change. Since the date of this Agreement Lobdell shall not have suffered any change in its condition (financial or otherwise) or in its assets, liabilities or business, except changes which have not, individually or in the aggregate, had a Material Adverse Effect.

                     (d) Legal Opinion. Parent shall have received from Reed Smith Shaw & McClay, counsel for Lobdell and the Shareholders, an opinion dated the Closing Date, in form and substance reasonably satisfactory to Parent and its counsel.

                     (e) Corporate action. The Merger contemplated hereby shall have been duly approved by the shareholders of Lobdell as required by the MBCA.

                     (f) Dissenters. The shares of Lobdell Class A common stock and Class B common stock held by persons who dissent from the Merger contemplated hereby and demand payment in cash for such shares shall not exceed 3% of the total number of shares of such Class A common stock and Class B common stock, in the aggregate, outstanding on the Closing Date.

                     (g) Governmental consents and similar matters. All authorizations, consents and approvals of Governmental Bodies necessary or advisable, including those relating to any applicable securities or blue sky laws and regulations, or necessary or advisable in order to satisfy the conditions in Sections 2.01(a) and 2.01(b) shall have been obtained and executed copies thereof delivered to Parent. All applicable waiting periods, and any extensions thereof, under the Hart-Scott-Rodino Act, if applicable, shall have expired or otherwise have been terminated.

                     (h) Good Standing. Parent shall have received certificates from appropriate authorities as to the good standing of Lobdell and each of the Subsidiaries in its jurisdiction of incorporation.





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                     (i)  Approvals.  Parent and Lobdell, respectively, shall
have obtained any and all consents or waivers from other parties to licenses, franchises, permits, indentures, agreements and other instruments that are required for the consummation of the transactions contemplated by this Agreement to occur on or after the Closing Date without any termination, violation or breach thereof or default (or event which, with notice or lapse of time or both, would constitute a default) occurring thereunder which would have a Material Adverse Effect.

                     (j) Resignations and Release. Parent shall have received, in form and substance reasonably satisfactory to Parent and its counsel, (i) resignations from all the officers and directors of Lobdell and any trustee under any of Lobdell's employee benefit plans who is not an employee of Lobdell or a third party which is independent of Lobdell and (ii) general releases of all claims which the officers and directors of Lobdell may have against Lobdell, except for accrued employee benefits and current salary and such claims as may be disclosed in Section 2.01(j) of the Disclosure Schedule.

                     (k) Real Property. The Survey and the title insurance commitments required by Section 3.18 shall have been delivered to Parent.

                     (l) The covenants of the Shareholders and Lobdell in, and the events described by, Sections 3.21, 3.22, 3.23, 3.24 and 3.25 shall have been performed and complied with to the satisfaction of Parent.

             2.02 Conditions to the Obligation of Lobdell and the Shareholders. The obligations of Lobdell and the Shareholders to consummate the Merger contemplated hereby and to take the other actions to be taken by Lobdell and the Shareholders at or after the Closing pursuant to this Agreement is subject to the satisfaction, prior to or on the Closing Date, of the following conditions precedent:

                     (a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of Parent and Newco in Section 5.03 shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby and except to the extent that any such representations and warranties are made as of another date as set forth in the applicable representation or warranty, in which case such representations and warranties shall have been true in all material respects as of such other date. The covenants of Parent and Newco in
Article III shall have been performed and complied with in all material respects. The Shareholders' Agent shall have received a certificate dated the Closing Date signed by Parent certifying, in such detail as the Shareholders' Agent may reasonably request, to the satisfaction of the conditions in this
Section 2.02(a).

                     (b) Litigation. No action, suit or proceeding shall be pending before any court, agency, department or commission wherein an unfavorable injunction, judgment, order, decree,





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ruling or charge would (i) prevent consummation of the merger or any of the other transactions contemplated by this Agreement, (ii) cause the Merger or any of such transactions to be rescinded after their consummation, or (iii) adversely affect any Shareholder's right to own Preferred Stock. No such injunction, judgment, order, decree or ruling shall be in effect, whether or not final or appealable. No person shall have notified Oxford, Parent, Lobdell or any Shareholder that such person intends to institute any such action, suit or proceeding.

                     (c) Legal Opinion. The Shareholders' Agent shall have received from Dykema Gossett PLLC, counsel for Parent and Newco, an opinion dated the Closing Date, in form and substance reasonably satisfactory to Shareholder's Agent and his counsel.


                          III.  PRE-CLOSING COVENANTS

             Until the Closing:

             3.01 Best Efforts to Close. Parent, Newco, Lobdell and the Shareholders shall use their respective best efforts to take all actions necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article II). Prior to the Closing Date, Lobdell and the Shareholders shall give any notices to third parties, and shall use their respective best efforts to obtain any third-party consents and approvals, as may be required in order to enable them to perform their respective obligations under this Agreement, keeping Parent apprised of the status of all discussions with such third parties. To the extent that any notices to, filings with or authorizations, consents or approvals from any Governmental Bodies are necessary or advisable in connection with such transactions, Parent, Newco, Lobdell and the Shareholders shall give any such notices, make any such filings and use their respective best efforts to obtain any such authorizations, consents and approvals. If the Hart-Scott-Rodino Act is applicable to such transactions, Parent, Newco, Lobdell and the Shareholders shall make all filings and provide all documents and information to Governmental Bodies which are required by said Act and use their respective best efforts to obtain an early termination of the applicable waiting period under said Act.

             3.02 Access to Premises and Information. Lobdell shall permit Parent and its authorized representatives to have reasonable access to the premises, officers, directors, employees and books and records of Lobdell as Parent or Newco may request, all as provided by, and subject to the terms and conditions of, the Confidentiality Agreement. No investigation or inquiry made by Parent or Newco pursuant to this Section 3.02, or made heretofore, and nothing contained in the Descriptive Memorandum concerning Lobdell provided to Parent by the Business Advisory Services division of Merrill Lynch, shall in any way enlarge, diminish or otherwise affect the representations and warranties made by the Shareholders in this Agreement.

             3.03 Exclusivity. None of the Shareholders shall, and Lobdell, its directors, officers or agents shall not, (i) other than as contemplated by this Agreement, solicit, initiate or encourage





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the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, Lobdell (including any acquisition structured as a merger, consolidation or share exchange) ("Acquisition Proposal") or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, facilitate, agree to, approve or recommend any effort or attempt by any person relating to any Acquisition Proposal, except to the extent otherwise required by the fiduciary duties of directors of Lobdell. None of the Shareholders shall vote their shares of Lobdell capital stock in favor of any Acquisition Proposal and neither Lobdell nor any of the Shareholders shall directly or indirectly agree to approve or recommend any Acquisition Proposal. The Shareholders shall notify Parent immediately if any person makes any Acquisition Proposal or any inquiry or contact with respect to any Acquisition Proposal.

             3.04 Charter or bylaw amendment. Lobdell shall not amend its articles of incorporation or bylaws.

             3.05 Sale of securities. Lobdell shall not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Lobdell stock of any class or securities convertible into shares of Lobdell stock of any class, except pursuant to agreements existing on the date of this Agreement and listed in
Section 3.05 of the Disclosure Schedule.

             3.06 Splits, dividends, redemptions, etc. Lobdell shall not split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (except for the cash dividends of $0.03 per share declared on November 5, 1996), or redeem or otherwise acquire any shares of capital stock of Lobdell (except as may be required by the redemption agreement between Lobdell and the Estate of Elizabeth E. Fesenmyer referred to in the Disclosure Schedule as contemplated by Section 3.22 hereof).

             3.07 Debt. Lobdell shall not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases) or increase by more than $250,000 any existing debt to any financial institution; (ii) make any unscheduled principal repayments of any debt; (iii) enter into any agreements requiring the maintenance of a specific net worth; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligation of any other individual, firm or corporation, or (v) make any loans, advances or capital contributions to, or investments in, any other individual, firm or corporation.

             3.08 Employment, etc. Lobdell shall not (i) terminate the employment of any officer or significant employee of Lobdell; (ii) enter into any employment agreement; (iii) pay or agree to pay any bonuses not required by agreements in existence on the date of this Agreement, or make or agree to make any increase in the rate of wages, salaries or other remuneration of any of its officers or salaried employees, other than in the Ordinary Course of Business;
(iv) pay or agree to pay any





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pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (v) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or terminate or amend any of such plans or any of such agreements in existence on the date of this Agreement.

             3.09 Sale or encumbrance of assets. Lobdell shall not sell, transfer, mortgage or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties, real, personal or mixed, except in the Ordinary Course of Business and which are not, individually or in the aggregate, material to the business of Lobdell.

             3.10 Material contracts. Except in the Ordinary Course of Business, Lobdell shall not (i) enter into any other material obligation, agreement, commitment or contract, or make any further additions to its property or further purchases of machinery or equipment, except agreements, commitments or contracts for the purchase, sale or lease of goods or services consistent with past practice and not in excess of current requirements, (ii) modify or change any contract, purchase order, license, agreement, lease or undertaking referred to in the Disclosure Schedule or (iii) otherwise make any material change in the conduct of its business or operations.

             3.11 Maintenance of business. Lobdell shall use its best efforts to keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relations with Lobdell, maintain all of its properties and assets in proper repair, order and condition, and maintain insurance upon all of its properties and assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date of this Agreement.

             3.12 Compliance with agreements. Lobdell shall comply with, and shall not default in the payment of its obligations under, or in the performance of any material covenant or obligation to be performed by it pursuant to, any material contract, lease, agreement, plan or arrangement, regardless of Lobdell's ordinary and usual course of business.

             3.13 Books and records; legal compliance. Lobdell shall maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years. Lobdell shall comply in all material respects with all laws applicable to it and to the conduct of its business, the enforcement of which, if Lobdell was not in compliance, would have a Material Adverse Effect.

             3.14 Permits, etc. Lobdell shall keep and maintain in full force and effect all approvals, authorizations, consents, licenses, operating authorities, certificates of public convenience, orders and other permits whose loss, individually or in the aggregate, would have a Material Adverse Effect; shall continue its business pursuant to such approvals, authorizations, consents, licenses, operating authorities, certificates of public convenience, orders and other permits;

and shall take all steps necessary to meet requirements on pending applications for such approvals, authorizations, consents, licenses, operating authorities, certificates of public convenience, orders and permits.

             3.15 Capital expenditures, loans and other transactions. Lobdell shall not (i) cancel any debts or waive any claims or rights, except in the Ordinary Course of Business; (ii) make any capital expenditures or commitments exceeding $50,000 in any one instance or $250,000 in the aggregate; or (iii) make any loan to, or enter into any business transaction, agreement, arrangement or understanding of any other nature with, any officer or director or any associate of any such officer or director except as disclosed in Section
3.15 of the Disclosure Schedule.

             3.16 Transactions with Affiliates. Lobdell shall not engage in any transaction with any of its shareholders or Affiliates, except as consistent with past practices or as disclosed in Section 3.16 of the Disclosure Schedule.

             3.17 Operation and Preservation of Business. Lobdell shall not, without the prior written consent of Parent, engage in or permit any practice, transaction or act (i) outside the Ordinary Course of Business or
(ii) which, if it had otherwise been engaged in or permitted, would have rendered untrue any of the representations and warranties of the Shareholders and Lobdell contained in Section 5.02. The Shareholders' Agent shall promptly notify Parent of the occurrence of any matter or event which, to his knowledge, is material to the business, operations, properties, assets or financial condition of Lobdell.

             3.18 Title to Real Property. Lobdell shall obtain the following to be delivered to Parent and Newco not less than fifteen (15) days prior to Closing:

                     (a) with respect to each parcel of real estate that Lobdell owns (as disclosed in the Disclosure Schedule), a commitment from a title insurer satisfactory to Parent for an ALTA Owner's Policy of Title Insurance Form B-1987 (or an equivalent policy acceptable to Parent with respect to real property located in a state in which an ALTA Owner's Policy of Title Insurance Form B-1987 is not available), in such amount as Parent may determine to be the fair market value of such real property (including all improvements located thereon), insuring title to such real property to be in Lobdell as of the Closing subject only to Permitted Liens and Exceptions;

                     (b) with respect to each parcel of real estate that Lobdell leases or subleases, a commitment from a title insurer satisfactory to Parent for an ALTA Leasehold Owner's Policy of Title Insurance-1987 (or an equivalent policy acceptable to Parent with respect to real property located in a state in which an ALTA Leasehold Owner's Policy of Title Insurance-1987 is not available) in such amount as Parent may determine to be the fair market value of such leasehold or subleasehold estate, insuring title to such estate to be in Lobdell as of the Closing subject only to Permitted Liens and Exceptions; and

                     (c) with respect to each parcel of real estate that Lobdell owns, leases or subleases, and as to which a title insurance commitment is to be procured pursuant to this Section 3.18, a current survey ("Survey") of such parcel (i) certified to Parent, (ii) prepared by a licensed surveyor,
(iii) conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, (iv) disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and other matters shown customarily on such surveys and (v) showing access affirmatively to public streets and roads. The Survey shall not disclose any survey defect or encroachment from or onto the real property which has not been cured or insured over prior to the Closing.

                     (d) Each title insurance commitment delivered pursuant to Sections 3.18(a) or 3.18(b) shall be for a policy which (i) insures title to the real property and all recorded easements benefitting such real property,
(ii) contains an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (iii) contains an ALTA Zoning Endorsement 3.1 (or equivalent), (iv) contains an endorsement insuring that the real property described in the policy is the same real estate as shown on the Survey delivered with respect to such property, (v) contains an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (vi) contains an inflation endorsement providing for annual adjustments in the amount of coverage corresponding to the annual percentage increase, if any, in the United States Department of Commerce Composite Construction Cost Index (with the Base Year being the calendar year immediately before the year in which this Agreement is executed), (vii) if the real property consists of more than one record parcel, contains a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, and (viii) contains a "non-imputation" endorsement to the effect that title defects known to the officers, directors and shareholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy.

             3.19    Corporate action.

                     (a) Action by Lobdell and the Shareholders. Lobdell shall take all corporate action necessary to consummate the transactions contemplated by this Agreement. As soon as practicable after the execution and delivery of this Agreement, Lobdell shall call a meeting of the holders of its Class A common stock and Class B common stock for the purpose of considering and acting upon the Merger contemplated hereby, or alternatively obtain an effective consent resolution. Such meeting shall be duly convened and held, after notice thereof duly given, and at such meeting a vote of such holders upon the Merger contemplated hereby shall be taken, all in accordance with the MBCA. At such meeting all of the shares of Lobdell capital stock held by the Shareholders shall be voted in favor of the Merger, which shall be sufficient to approve the Merger under the MBCA and none of the Shareholders shall attempt to exercise any dissenters' rights with respect to such merger under the MBCA.

                     (b) Action by Parent and Newco. As soon as practicable after the execution and delivery of this Agreement, Newco shall call a meeting of the holders of its outstanding common stock for the purpose of considering and acting upon the merger contemplated hereby. Such meeting shall be duly convened and held, after notice thereof duly given, and at such meeting a vote of such holders upon the Merger contemplated hereby shall be taken, all in accordance with the MBCA. At such meeting all of the shares of such common stock held by Parent shall be voted in favor of the Merger. In lieu of such meeting, Newco may act by the written consent of its stockholders as provided by the MBCA, and in that event Parent shall unconditionally execute and deliver such consent.

             3.20 Deposit. On the day when this Agreement is fully executed and delivered by all of the parties hereto, Parent shall pay to Braun Kendrick Finkbeiner P.L.C., for the benefit of the Shareholders' Agent, a deposit of $100,000. Such deposit shall be held by Braun Kendrick Finkbeiner P.L.C., for the benefit of the Shareholders' Agent until the Effective Date or, if the Merger contemplated hereby does not become effective, until the date when this Agreement is terminated. If this Agreement is terminated by the Shareholders pursuant to Section 7.09(a)(4), the Shareholders' Agent shall distribute such amount among the Shareholders in proportion to their holdings of Lobdell capital stock (without regard to whether such stock is Class A common stock or Class B common stock). If this Agreement is terminated by Parent, Newco or the Shareholders pursuant to clauses (1), (2), (3), (5) or (6) of Section 7.09(a), or if the Merger becomes effective, the Shareholders' Agent shall return said amount to Parent.

             3.21    Disclosure Schedule.  (A) Lobdell shall, within twenty
(20) business days of the date hereof, furnish to Parent a Disclosure Schedule as required by Section 5.02 of this Agreement. Within twenty (20) business days of the date of receipt of the Disclosure Schedule, Parent or Newco may elect to terminate this Agreement, without liability or expense, by giving notice to Lobdell of its election to terminate pursuant to Section 7.09(a)(6) of this Agreement. In the event Parent or Newco elects to terminate this Agreement pursuant to Section 7.09(a)(6), the deposit of Parent, delivered in accordance with Section 3.20, shall be immediately refunded to it. (B) The decision of Parent or Newco not to terminate this Agreement after receipt of the Disclosure Schedule shall in no way limit, modify or restrict the right of Parent or Newco to assert any claim for indemnification pursuant to Section
6.02 of this Agreement. (C) Lobdell shall promptly disclose to Parent or Newco any information contained in its representations, warranties or the Disclosure Schedule which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend, or supplement the representations and warranties of Lobdell or the Shareholders, or the Disclosure Schedule hereto for purposes of
Section 5.02 hereof, unless Parent or Newco shall have consented thereto in writing.

             3.22 Estate of Elizabeth E. Fesenmyer Redemption Agreement. Lobdell and the Estate of Elizabeth E. Fesenmyer (the "Estate") entered into a Redemption Agreement on December 15, 1988, as amended (the "Redemption Agreement"), wherein Lobdell agreed to redeem in cash at the time specified in the Redemption Agreement certain Class A voting common stock and Class B non-voting common stock of Lobdell owned by the Estate. Lobdell shall enter into a First Amendment to the Redemption Agreement to cause the redemption by Lobdell on the Closing Date of that number of shares of Class A and Class B common stock of Lobdell which may be redeemed, consistent with the value of such shares as set forth in Section 1.05, for an aggregate purchase price not in excess of $1.6 Million and providing that, upon completion of the Merger, the Redemption Agreement as amended shall terminate and Lobdell shall be released and discharged from any further obligation thereunder.

             3.23 Lobdell Stock Options. At or immediately prior to the Effective Date, each outstanding employee stock option to purchase shares of Class A common stock and Class B common stock of Lobdell (an "Option") granted under (i) the Lobdell-Emery Manufacturing Company 1990 Stock Incentive Plan, as amended (the "1990 Option Plan"), and (ii) any other stock option plan or arrangement of Lobdell or any Subsidiary (such plans or arrangements, together with the 1990 Option Plan, are hereinafter collectively referred to as the "Option Plans"), shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by Lobdell, at or immediately prior to the Effective Date for each such Option, in consideration therefor an amount in cash determined by multiplying (i) the excess, if any, of $13.64 per share of Class A common stock and Class B common stock over the applicable exercise price of such Option by (ii) the number of shares of Class A common stock and Class B common stock such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Date. In addition, each holder of such Options shall be entitled to receive the "cash payment rights" granted in conjunction with such Options, which in aggregate will not exceed $502,923, including payments currently due to Mr. Regina. The amount of payment relating to the Options and any cash payment right is set forth in Section 3.23 of the Disclosure Schedule. Lobdell shall use all reasonable efforts to effectuate the foregoing, including without limitation amending the Option Plans and obtaining any necessary consents from Option holders; provided, however, that prior to the Closing Date, the Board of Directors of Lobdell shall adopt such resolutions or take such other actions as are permitted and required to adjust, effective immediately prior to the Effective Date, the terms of each outstanding Option under the 1990 Option Plan as to which any such consent is not obtained prior to the Effective Date to provide that such Option shall be converted into the right, upon exercise of such Option at any time after the Effective Date, to receive an amount in cash equal to $13.64 for each share of Class A common stock and Class B common stock subject to such Option, plus the amount of the applicable cash payment rights, or, alternatively, upon the surrender and cancellation of such Option at any time after the Effective Date to receive an amount in cash determined by multiplying (i) the excess, if any, of $13.64 per share of Class A common stock and Class B common stock over the applicable exercise price of such Option by (ii) the number of shares of Class A common stock and Class B common stock subject to such Option, plus the amount of the applicable cash payment rights, in either case without interest or any other adjustment thereto.

             3.24 Regina Payment. Lobdell shall have entered into an agreement with Michael Regina ("Regina") whereby Regina has (i) resigned any and all positions he holds with Lobdell, whether as a director, officer, employee or trustee, (ii) released any and all claims he has against Lobdell or any of the Subsidiaries, other than claims for accrued employment benefits, and
(iii) providing for termination of his SERP which shall be replaced with an annuity. The cost of settling or terminating the SERP or any payment with respect to the purchase of an annuity for Mike Regina shall be a cost for which the Surviving Corporation shall be considered to have suffered an Adverse Consequence for which indemnification is required. The actual amount of any such Adverse Consequence shall be paid to the Surviving Corporation from the Escrow Shares without reduction, notwithstanding the provisions of Section 6.02. The agreement shall provide a maximum compensation payment to Regina of not more than $1 Million and shall be acceptable in all respects to the Parent.

             3.25 Minority Shareholder Redemption. Lobdell shall enter into redemption agreements with certain of the minority shareholders of the Class A common stock and Class B common stock of Lobdell, each of whom is identified in
Section 3.25 of the Disclosure Schedule with the applicable number of shares and amount of the redemption payment set forth opposite each shareholder's name, to redeem shares of Class A common stock and Class B common stock for an aggregate amount not in excess of $597,191.


                          IV.  P0ST-CLOSING COVENANTS

             After the Closing:

             4.01 Further Assurances. Lobdell, the Shareholders and Parent shall take all action and execute all documents, instruments or conveyances of any kind which may be requested by any party to this Agreement, in order to carry out any of the provisions hereof and to consummate the Merger and the other transactions contemplated hereby, all at the sole cost and expense of the requesting party (unless the requesting party is or would be entitled to indemnification therefor under Article VI). The Shareholders' Agent, or any Shareholder, shall be entitled, subject to Section 4.04, to inspect and copy, during normal business hours and upon reasonable notice, the books and records of the Surviving Corporation solely with respect to the fulfillment of any post-closing obligations of Shareholders under this Agreement or for tax purposes, and neither Parent nor the Surviving Corporation shall destroy or otherwise dispose of any of such materials before December 31, 2000 without first notifying the Shareholders' Agent and, if so requested by the Shareholders' Agent, delivering such materials to the Shareholders' Agent.

             4.02 Transition. The Shareholders shall take any reasonable action requested by Parent or Newco that is designed or intended to have the effect of encouraging any lessor, licensor, customer, supplier or other business associate of Lobdell to maintain the same business relationships with the Surviving Corporation after the Closing as it maintained with Lobdell prior to the Closing.

             4.03 Litigation Support. In the event and for so long as Lobdell, Parent or any Shareholder is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated by this Agreement or
(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction relating to Lobdell and occurring on or prior to the Closing Date involving Newco, Parent, Lobdell or the Shareholders, respectively, the Surviving Corporation, Parent and the Shareholders shall cooperate with the contesting or defending party and such party's counsel in such contest or defense, shall make available their personnel, and shall provide such testimony and access to their books and records as shall be necessary or advisable in connection with such contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VI).

             4.04 Confidentiality. Each Shareholder shall treat as confidential all of the Confidential Information, shall not use any of the Confidential Information except in connection with this Agreement, and shall deliver promptly to Parent or destroy, at the request of Parent, all tangible embodiments, including all copies thereof, of the Confidential Information which are within the possession or control of such Shareholder. If any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Shareholder shall immediately notify Parent of such request or requirement so that Parent or Newco may seek an appropriate protective order or waive compliance with the provisions of this Section 4.04. If, in the absence of such a protective order or waiver, any of the Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else be liable for contempt, such Shareholder may disclose such Confidential Information to such tribunal; provided, however, that the disclosing Shareholder shall use such Shareholder's best efforts to obtain, at the request and expense of Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate.

             4.05 The Preferred Stock. Each certificate representing any of the Preferred Stock will bear legends substantially in the following forms:

    The authorized capital stock of the Surviving Corporation consists of common stock and preferred stock. Upon request, the Surviving Corporation will provide to any shareholder without charge a full statement of the designations, relative rights, preferences and limitations of the shares of each class authorized to be issued.

The issuance of the shares represented by this certificate has not been registered under the Securities Act of 1933. Such shares may not be transferred except in compliance with said Act, with the Articles of Incorporation of the Surviving Corporation and the Agreement and Plan of Merger dated as of November 14, 1996 to which the issuer and certain shareholders of Lobdell Emery Corporation, among others, are parties.

                     Each holder of such a certificate who wishes to transfer any of the Preferred Stock represented thereby first must furnish the Surviving Corporation with (i) an opinion satisfactory in form and substance to the Surviving Corporation, from counsel satisfactory to the Surviving Corporation, to the effect that such holder may transfer such shares without registration under the

Securities Act and (ii) an undertaking executed by the desired transferee, in form and substance satisfactory to the Surviving Corporation, agreeing to be bound by the restrictions on transfer contained herein.

                     No holder shall transfer, sell or assign any Preferred Stock prior to February 1, 1999, except transfers or assignments to an inter vivos trust or by bequest. After February 1, 1999, each holder of Preferred Stock who proposes to sell, transfer or assign (other than a transfer to an inter vivos trust or transfer by gift or bequest) any Preferred Stock shall first give written notice to the Surviving Corporation of the proposed transfer, stating the name of the proposed purchaser, the number of shares to be transferred, the price per share, and all of the other material terms of the proposed transfer. For thirty days after such notice, the Surviving Corporation shall have a first option to purchase all (but not less than all) of the Preferred Stock to be transferred, at the price of the proposed transfer and on the other material terms of the proposed transfer. If the Surviving Corporation fails to purchase all such shares, they may be transferred to the purchaser designated in such notice, at the price and on the terms described in such notice, within fifteen days after the expiration of the thirty-day option period. After the expiration of such fifteen-day period, no Preferred Stock may be transferred to any person without again complying with this Section
4.05. The closing of any sale of Preferred Stock to the Surviving Corporation pursuant to this Section 4.05 shall take place at the principal business office of the Surviving Corporation. Upon tender of the purchase price, the holder of such Preferred Stock shall endorse and deliver to the Surviving Corporation all certificates representing the purchased shares, together with all other documents that may be necessary or desirable to accomplish a complete transfer of such shares. If such holder fails to deliver any certificate, notice, or other document required by this Section 4.05, the Surviving Corporation may set aside the purchase price, to be held for such holder without interest and without any fiduciary obligation, and such holder shall have no further rights with respect to the shares to be purchased, including but not limited to the right to receive any distribution with respect to such shares.

             4.06    Parent Agreement to Exchange Shares.

             (a) (i) For the purposes of this Section 4.06, the term "Initial Public Offering" shall mean the first offering of the common stock of the Parent (the "Parent Common Stock") to the public which is (X) exclusively for cash consideration, (Y) subject to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (Z) underwritten on a firm commitment basis by one or more underwriters. The Initial Public Offering will be deemed to have commenced when such registration statement first becomes effective.

                     (ii) The term "Initial Public Offering Price" shall mean the price per share to the public of Parent Common Stock specified in the prospectus included as part of the registration statement referred to above at the time such registration statement first becomes effective.

                     (iii) The term "Exchange Ratio" shall mean a number equal to (X) the redemption value of a share of the Series A Preferred Stock, divided by (Y) the Initial Public Offering Price.

                     (b) The Parent or the Surviving Corporation shall give written notice to each registered holder of the Series A Preferred Stock not
later than thirty (30) days following the Initial Public Offering.   During the
period beginning on the 60th day after the effective date of the Initial Public Offering and ending at the end of the 30th day thereafter, each holder of Series A Preferred Stock may elect in writing (the "Exchange Notice") to exchange up to 50% or some lesser portion of his shares of Series A Preferred Stock (the "Election Amount") for a number of shares of Parent Common Stock (or any other class of capital stock into which such common shares have been converted pursuant to any reclassification or reorganization) equal to (i) the Election Amount, multiplied by (ii) the Exchange Ratio; provided, however, that, in the aggregate, holders of Series A Preferred Stock may not receive more than 25.0% of the number of shares of Parent Common Stock registered pursuant to the Initial Public Offering (the "Maximum Exchange Amount"). If the holders of Series A Preferred Stock make elections that would result in such holders collectively exceeding the Maximum Exchange Amount, each holder of Series A Preferred Stock making such an election will receive shares of Parent Common Stock equal to the number resulting from multiplying his Election Amount by the Exchange Ratio, then multiplying that result by a fraction, the denominator of which is the total number of shares of Parent Common Stock which has been requested as a result of the Exchange Notices and the numerator of which is the Maximum Exchange Amount. Any holder of Series A Preferred Stock who does not make an election to exchange his Series A Preferred Stock as provided herein shall cease to have any rights thereafter to exchange such shares and the Parent shall have no responsibility or liability to any such holder with respect to any such exchange.

                     (c) Before any holder of Series A Preferred Stock shall be entitled to exchange such stock for shares of Parent Common Stock, he shall
(i) surrender the certificate or certificates for his shares of Series A Preferred Stock, duly endorsed for transfer, with signatures guaranteed by a national or state bank, and (ii) give written instructions to the Parent (in such form as the Parent may reasonably request) that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Parent Common Stock to be issued.
The Parent shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Stock, a certificate or certificates for the whole number of shares of Parent Common Stock to which he shall be entitled.

                     (d) The exchange set forth in this Section 4.06 shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be exchanged, and the person or persons entitled to receive the shares of Parent Common Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Parent Common Stock on such date. The conversion may, at the option of any holder tendering shares of Series A Preferred Stock for exchange, be conditioned upon the closing with the underwriters of the sale of securities pursuant to the Initial Public Offering, in which event the person(s) entitled to receive the Parent Common Stock upon exchange of the Series A Preferred Stock shall not be deemed to have exchanged such Series A Preferred Stock until immediately prior to the day of closing of such sale of securities.

                     (e) No fractional share shall be issued upon the exchange of any share or shares of Series A Preferred Stock. All shares of Parent Common Stock (including fractions thereof) issuable upon exchange of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the exchange would result in the issuance of any fractional share. If, after the aforementioned aggregation, the exchange would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the market value of such fraction on the date of exchange, based on the Initial Public Offering Price.




                       V.  REPRESENTATIONS AND WARRANTIES

             5.01 Representations and warranties of the Shareholders severally and not jointly. Each Shareholder, severally and not jointly, represents and warrants to Parent as follows:

                     (a) Ownership of shares. Each Shareholder owns of record the number of shares of Lobdell's Class A common stock and Class B common stock and is a resident of the state set forth opposite the name of such Shareholder on Exhibit D annexed hereto. The shares of Lobdell capital stock referred to in Exhibit D opposite the name of each Shareholder have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to any liens, charges, encumbrances or restrictions on transfer other than those imposed by applicable securities laws or by this Agreement or as disclosed in the Disclosure Schedule. Such Shareholder does not own of record or beneficially any options, warrants or other rights to acquire any equity securities of Lobdell except as otherwise disclosed in the Disclosure Schedule.

                     (b) Due Authorization of Agreement; No Conflict With Other Instruments. Such Shareholder has full power and authority and has taken all necessary action to execute, deliver and consummate this Agreement and to perform all the terms and conditions hereof to be performed by such Shareholder. This Agreement is a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies. Except as disclosed in the Disclosure Schedule, the execution and delivery by such Shareholder of this Agreement, the consummation by such Shareholder of the transactions which this Agreement contemplates will be consummated by such Shareholder, and such Shareholder's fulfillment of and compliance with the terms and provisions hereof applicable to such Shareholder, do not and will not (i) violate any law applicable to such Shareholder, (ii) conflict with, result in a breach of or constitute a default under Lobdell's articles of incorporation or bylaws, (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement or instrument to which Lobdell or such Shareholder is a party or by which Lobdell or such Shareholder is bound, (iv) result in the creation of any lien, charge or encumbrance upon any of the assets of Lobdell under any such agreement or instrument or (v) terminate or give any party thereto the right to terminate any such agreement or instrument.

             5.02 Representations and Warranties of Lobdell and the Shareholders jointly and severally. Lobdell and the Shareholders, jointly and severally, represent and warrant to Parent and Newco as follows, except for specific references to the written disclosure schedule delivered pursuant to
Section 3.21 of this Agreement by Lobdell and the Shareholders to Parent and Newco, that is arranged in paragraphs corresponding to the paragraphs contained in this Section 5.02 and other applicable Sections of this Agreement (the "Disclosure Schedule"):

                     (a) Incorporation, Qualification, etc. Lobdell is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, with all necessary corporate power to own and lease its properties and to carry on its business as and where such properties are now owned or leased and such business is now being carried on. Lobdell is duly qualified to do business as a foreign corporation and is in good standing in the State of Indiana, and in each other jurisdiction where the failure so to qualify would have a Material Adverse Effect. The copies of Lobdell's Articles of Incorporation and Bylaws and the articles of incorporation and bylaws, or equivalent organizational documents, of each Subsidiary (the "Subsidiary Documents") which have previously been delivered to Parent, are complete and correct. Lobdell's Articles of Incorporation and Bylaws and the Subsidiary Documents have not been amended during 1996.

                     (b) Due Authorization of Agreement; No Conflict With Other Instruments. Lobdell has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Lobdell and the consummation by Lobdell of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Lobdell are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement by the holders of at least a majority of the outstanding shares of Class A and Class B common stock of Lobdell entitled to vote in accordance with the MBCA and Lobdell's Articles of Incorporation and Bylaws). The Board of Directors of Lobdell has determined that it is advisable and in the best interest of the Lobdell shareholders for Lobdell to enter into a business combination with Newco upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Lobdell shareholders approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Lobdell and, assuming the due authorization, execution and delivery by Parent and Newco constitutes a legal, valid and binding obligation of Lobdell enforceable against Lobdell in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies. Except as disclosed in the Disclosure Schedule, the execution and delivery by Lobdell of this Agreement, the consummation by Lobdell of the transactions which this Agreement contemplates will be consummated by Lobdell, and Lobdell's fulfillment of and compliance with the terms and provisions hereof applicable to Lobdell, do not and will not (i) violate any law applicable to Lobdell, (ii) conflict with, result in a breach of or constitute a default under Lobdell's articles of incorporation or bylaws, (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement or instrument to which Lobdell is a party or by which Lobdell is bound, (iv) result in the creation of any lien, charge or encumbrance upon any of the assets of Lobdell under any such agreement or instrument or (v) terminate or give any party thereto the right to terminate any such agreement or instrument.


                     (c)  Capitalization; Subsidiaries and Affiliates.

                     (1) The entire authorized capital stock of Lobdell consists of 540,000 shares of Class A voting common stock and 5,400,000 shares of Class B non-voting common stock, of which 478,255 shares of Class A common stock and 3,567,735 shares of Class B common stock are issued and outstanding. The persons named in Exhibit D attached hereto are all of the shareholders of Lobdell and each is the record owner of the number of shares of Lobdell's Class A common stock and Class B common stock as set forth in Exhibit D. The shares set forth in Exhibit D represent all of the issued and outstanding equity securities of Lobdell. The shares of Lobdell stock referred to in Exhibit D have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to any liens, charges, encumbrances or restrictions on transfer other than those imposed by applicable securities laws or by this Agreement or as disclosed in the Disclosure Schedule. Each shareholder listed in Exhibit D is a resident of the state set forth opposite such shareholder's name on Exhibit D. If not appended to this Agreement at the time of execution, Exhibit D shall be delivered to the Parent not later than the date on which the Disclosure
    Schedule is required to be delivered to the Parent pursuant to Section
    3.21. Except as disclosed in the Disclosure Schedule, there are no outstanding securities convertible or exchangeable into equity securities of Lobdell and there are no options, contracts, warrants or rights, contractual or otherwise, outstanding for the purchase or other acquisition from Lobdell by any person of any equity securities of Lobdell.

                     (2) Set forth in the Disclosure Schedule is a list of all of Lobdell's Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary, the authorized capitalization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or membership interests owned by Lobdell or another Subsidiary. Each Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as set forth in the Disclosure Schedule), with all necessary corporate power to own and lease its properties and to carry on its business as and where such properties are now owned or leased and such business is now being conducted. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in the Disclosure Schedule, which are all the jurisdictions where the failure so to qualify would have a Material Adverse Effect. All of the outstanding shares of capital stock, or membership interests, of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, of record and beneficially, by Lobdell or another Subsidiary, free and clear of all liens, encumbrances, equities, options or claims whatsoever. No shares of capital stock or membership interests of any Subsidiary are reserved for issuance and there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock or membership interests of any Subsidiary, pursuant to which any Subsidiary is or may become obligated to issue or exchange any membership interests or shares of capital stock. Neither Lobdell nor any Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity except as set forth in the Disclosure Schedule.

                     (d) Financial Information. The consolidated balance sheets of Lobdell and its Subsidiaries at December 31, 1994 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended, as certified by Andrews Hooper & Pavlik P.L.C., independent certified public accountants, and the notes thereto, copies of which have been furnished to Parent, (i) are correct and complete in all material respects, (ii) have been prepared in accordance with generally accepted accounting principles consistently applied and (iii) present fairly, in all material respects, the consolidated financial position of Lobdell and its Subsidiaries at those dates and the consolidated results of its operations and cash flows for the years then ended. The Current Financial Information is correct and complete, has been prepared in accordance with generally accepted accounting principles applied consistently with those applied in the preparation of such audited financial statements, fairly presents the results of the operations of Lobdell and its Subsidiaries during the periods covered thereby and the financial condition of Lobdell and its Subsidiaries at the end of each such period, subject to normal audit adjustments which are not expected to be material in amount. The Current Financial Information has been reviewed by Andrews Hooper & Pavlik P.L.C., and reflects any recommendations made by Andrews Hooper & Pavlik P.L.C. in such reviews. Such audited financial statements and the Current Financial Information (x) reflect as liabilities the arrangements with Lobdell Emery Capital Corporation, and the Saturn tooling contract, which are off-balance sheet tooling contracts for the benefit of Ford Motor Company and Saturn Corporation and are not expected to result in net outflows of cash from Lobdell, (y) do not reflect as an asset the alternative minimum tax credits which Lobdell has available for carryforward to future years, and (z) reflect FAS 106 estimated costs without any offset for the tax deductibility of any such costs which are actually incurred in the future.

                     (e) Liabilities. Except for liabilities arising under this Agreement or disclosed in the Disclosure Schedule, there are no material liabilities of any nature of Lobdell or its Subsidiaries, whether or not accrued or contingent and whether or not determined or determinable, including, without limitation, Tax liabilities due or to become due and contingent liabilities for the performance of any obligation by other persons, other than liabilities set forth or reflected in the 1995 Company Balance Sheet or the Current Financial Information or non-material liabilities incurred since December 31, 1995 in the Ordinary Course of Business and not reflected on the Company Balance Sheet or Current Financial Information whose existence would not cause or constitute a breach of Section 5.02(r) if incurred after December 31, 1995. Neither Lobdell nor any of its Subsidiaries is currently indebted and immediately after the Closing, neither Lobdell nor any of its Subsidiaries will be indebted to any shareholder of Lobdell, or any other officer or director of Lobdell or any Subsidiary, or any member of their respective families, except for normal compensation and vacation pay and except as disclosed in the Disclosure Schedule.

                     (f) Taxes. All Taxes required to be withheld by or on behalf of Lobdell and its Subsidiaries have been withheld and either paid to the proper Governmental Bodies or set aside for such payment. Lobdell and its Subsidiaries have properly completed and filed when due, and in the manner prescribed by law, all Tax returns which they have been legally required to file and have paid when due all such Taxes. Neither Lobdell nor any of its Subsidiaries have any liability for any other Taxes, whether fixed, accrued or contingent, except for Taxes whose payment is not yet due and for which adequate reserves or accruals are maintained or established, and except as disclosed in the Disclosure Schedule. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1995 Company Balance Sheet and Current Financial Information are adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles. The Federal income tax returns of Lobdell and its Subsidiaries for each year to and including the year ended December 31, 1991 have been examined by the Internal Revenue Service and any asserted deficiencies as a result of such examinations have been fully paid. There are no outstanding deficiencies asserted or assessments made of Taxes and there are no outstanding liens for Taxes except for statutory liens for current Taxes not yet due or delinquent, and there is no audit threatened or currently in progress with respect to any Tax return of Lobdell or any of its Subsidiaries. Neither Lobdell nor any of its Subsidiaries is presently the beneficiary of any waiver of any statute of limitations or any extension of time with respect to Taxes.

                     Except as disclosed in the Disclosure Schedule (which disclosure shall not be deemed to modify or supplement this representation and warranty but rather shall be utilized for purposes of Section 1.06(b)), there is no contract, agreement plan or arrangement, including but not limited to the provisions of the Agreement, covering any employee or former employee of Lobdell or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to
Section 280G or subject to the excise tax pursuant to Section 4999 of the Code; neither Lobdell nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements. Neither Lobdell nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Lobdell or any of its Subsidiaries and except for the group of which Lobdell and the Subsidiaries are now presently members, neither Lobdell nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code.

                     (g)  Title to Properties; Liens; Condition of Properties.

                          (1) All of the real property owned by Lobdell and each of its Subsidiaries, including legal descriptions thereof, and all leases by Lobdell and each of its Subsidiaries of real or material personal property, are disclosed in the Disclosure Schedule. Except as otherwise disclosed in the Disclosure Schedule and except for Permitted Liens, Lobdell and each of its Subsidiaries has good and marketable title in fee simple to all such real property, with permanent and adequate rights of egress and ingress, and all such leases are valid and existing and no default by Lobdell or any of its Subsidiaries exists under any thereof. Except as disclosed in the Disclosure Schedule, the Shareholders have no knowledge of any default by any third party under such leases. Lobdell and each of its Subsidiaries owns all other property and assets reflected in the 1995 Company Balance Sheet and Current Financial Information except personal property transferred, conveyed or otherwise disposed of in the Ordinary Course of Business since December 31, 1995 and reflected in the Current Financial Information. None of such real or personal property, and none of such leasehold interests, is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge or restriction upon its use or disposition except as disclosed in the Disclosure Schedule and except Permitted Liens. There are no outstanding options or rights in any person to acquire any of such real, leased or other property or assets or any interest therein, except, with respect to such personal property, for contracts of sale or lease entered into in the Ordinary Course of Business.

                          (2) Neither Lobdell nor any of its Subsidiaries occupies or uses, and they do not anticipate the use of, any property of others except under valid and enforceable leases, contracts or other arrangements. All buildings, machinery and equipment of Lobdell and each of its Subsidiaries are in operating condition and in a good state of repair and have been well maintained, and (except as disclosed in the Disclosure Schedule) substantially conform with all applicable ordinances, regulations and zoning or other laws (including but not limited to laws, regulations and ordinances relating to environmental protection or health and safety) and do not encroach on property of others, and such machinery and equipment is in good working order. As of the date hereof there is no pending or to the knowledge of the Shareholders, Lobdell or any of its Subsidiaries threatened change of any such ordinance, regulation or zoning or other law which might have a Material Adverse Effect and there is no pending or threatened condemnation of any of Lobdell's or its Subsidiaries' real or material personal properties.

                     (h) Inventories. The inventories of Lobdell and its Subsidiaries shown on the 1995 Company Balance Sheet and in the Current Financial Information consisted and will consist of items of a quality and quantity usable or saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality with a recorded value written down to realizable market value or for which adequate reserves are provided. The values at which inventories are carried on the 1995 Company Balance Sheet and in the Current Financial Information and on the books of Lobdell and its Subsidiaries at the Closing Date reflected and will reflect the present valuation policy of Lobdell and its Subsidiaries of valuing inventory (other than "roll and hold" materials) at the lower of cost (on a last-in, first-out basis) or estimated realizable amounts, all in accordance with generally accepted accounting principles consistently applied.

                     (i) Intellectual Property. The Disclosure Schedule sets forth and completely identifies and describes all patents, patent applications, trademarks, service marks, trade names, copyrights and all applications, registrations and renewals in connection therewith and all licenses, sublicenses or other agreements pertaining to any of the foregoing to which Lobdell or any of its Subsidiaries is a party. Lobdell and each of its Subsidiaries owns or has the valid right to use all Intellectual Property necessary for the conduct of its business as presently conducted. No proceeding charging Lobdell or any of its Subsidiaries with infringement of any Intellectual Property has been filed or is threatened to be filed, and neither Lobdell nor any of its Subsidiaries has knowledge (i) of any unexpired patent with claims relating to products of Lobdell or any of its Subsidiaries or to any apparatus, methods or designs employed by Lobdell or any of its Subsidiaries in manufacturing such products or (ii) of any patent or application therefor or invention which would in Lobdell's opinion adversely affect any such product, apparatus, method or design.

                     (j) Environmental Matters. Except as disclosed in the Disclosure Schedule:

                          (1) Neither Lobdell nor any of its Subsidiaries is in violation of any judgment, decree, order, arbitration award, law, rule, regulation, license, permit or other authorization pertaining to environmental matters or pollution or contamination of any type, including, without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act or the Toxic Substances Control Act or any federal, state or local health, safety or environmental law ("Environmental Law"), including those otherwise relating to the manufacture, generation, processing, use, distribution, treatment, storage, disposal, transportation, or handling of toxic or hazardous substances, solid or hazardous waste, or other pollutants or contaminants.

                          (2) Neither Lobdell nor any of its Subsidiaries has received notice and neither Lobdell nor any of its Subsidiaries has knowledge that Lobdell or any of its Subsidiaries is a potentially responsible party under any Environmental Law.

                     (k)  Labor and Employment Matters.

                          (1) The Disclosure Schedule lists the name, date of hire and/or appointment and current annual salary, commission rate, allowance or wage rate payable by Lobdell and each of its Subsidiaries, along with any arrangement to increase such annual salary, commission rate, allowance or wage rate, with estimated annual or prior year data where current annual data is unknown or unobtainable, of (i) each present officer or director of Lobdell, and each of its Subsidiaries regardless of the level of his or her compensation, and (ii) each employee of Lobdell and each of its Subsidiaries whose compensation is expected to exceed $75,000 during 1996, together with a statement of the full amount paid or payable to each such person for services rendered during 1995 and the nature of the services rendered.

                          (2)  Except as disclosed in the Disclosure Schedule:

                                  (A)  Neither Lobdell nor any of its
         Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Lobdell or any of its Subsidiaries nor is any such contract or agreement presently being negotiated;

                                  (B)  Neither Lobdell nor any of its
         Subsidiaries is a party to any employment agreement or consulting agreement with any person or entity, nor is any such contract or agreement presently being negotiated; and there is no unfair labor practice charge or complaint pending or, to the knowledge of any Shareholder or Lobdell, threatened against or otherwise affecting Lobdell or any of its Subsidiaries;

                                  (C)  no action, suit, complaint, charge,
         arbitration, inquiry, proceeding or investigation, by or before any court, governmental agency, administrative agency or commission, brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of Lobdell or any of its Subsidiaries, is pending or, to the knowledge of Lobdell, threatened against Lobdell or any of its Subsidiaries and no grievance is pending or, to the knowledge of Lobdell, threatened;

                                  (D)  Neither Lobdell nor any of its
         Subsidiaries is a party to or otherwise bound by any consent decree with, or citation by, any government agency relating to employees or employment practices, wages, hours, and terms and conditions of employment;

                                  (E)  Lobdell and each of its Subsidiaries has
         paid in full to, or accrued in its financial books and records, all wages, salaries, commissions, bonuses, and other compensation due to all employees of Lobdell and each of its Subsidiaries or otherwise arising under any policy, practice, agreement, plan, program, statute or other law; neither Lobdell nor any of its Subsidiaries is liable for any severance pay or other payments to any employee or former employee arising from Lobdell's or any of its Subsidiaries' termination of such employment prior to the Closing Date; and neither Lobdell nor any of its Subsidiaries will have any liability under any benefit or severance policy, practice, agreement, plan or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated by this Agreement or as a result of the termination by Lobdell or any of its Subsidiaries of any persons employed by Lobdell or any of its Subsidiaries prior to the Closing Date;

                                  (F)  Neither Lobdell nor any of its
         Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any general early retirement or separation program within the past five years, nor has Lobdell or any of its Subsidiaries planned or announced any such action or program for the future, and Lobdell and each of its Subsidiaries is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise;

                                  (G)  Notwithstanding that the Surviving
         Corporation may elect to enter into employment agreements with certain employees of Lobdell or its Subsidiaries, neither Parent, the Surviving Corporation nor Lobdell will incur any liability resulting from the termination by Lobdell or any of its Subsidiaries of any employment agreement between Lobdell, any of its Subsidiaries and an employee of Lobdell or any of its Subsidiaries on or prior to the Closing Date; and

                                  (H)  Since January 1, 1991 there have not
         been any strikes, lockouts, demands for union recognition or certification, formal or informal attempts to organize employees of Lobdell or any of its Subsidiaries into a union, or charges or claims by any person that either Lobdell or any of its Subsidiaries has discriminated against any of its employees on the basis of race, sex, age, religion, handicapped status or any other reason.

                     (l)  Employee Benefit Plans.

                              (1)  The Disclosure Schedule discloses each plan,
    fund or program, and each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which provides medical, health, hospitalization, life, disability or other insurance, vacation, deferred compensation, pension, bonus or other employee benefits to present or former employees of Lobdell and each of its Subsidiaries and which is or was maintained or sponsored by Lobdell or any of its Subsidiaries or to which Lobdell or any of its Subsidiaries contributes or has or had an obligation to contribute, now or at any time during the five-year period ending on the Closing Date (the "Benefit Plans"). Each Benefit Plan (and each related trust and insurance contract) complies in all material respects with all applicable laws, and Lobdell has made or will make all contributions due thereunder prior to or as of the Closing Date. Neither Lobdell nor any affiliated entity under common control with Lobdell and each of its Subsidiaries has ever contributed to, or been under any obligation to contribute to, any multiemployer plan as defined in Section 3(37) of ERISA. With respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code, (i) a favorable determination letter has been received covering the period from its adoption through the Closing Date, or an application for such qualification for such period has been made, (ii) neither Lobdell nor any of its Subsidiaries has received notice that the Internal Revenue Service has rejected such application or denied such qualification and (iii) Lobdell does not know of any fact or circumstance which would adversely affect such determination letter or application for qualification.

                              (2)  Except as set forth in the Disclosure
    Schedule, (i) there has been no termination (whether partial or otherwise) of any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) under which Lobdell (or any person or entity which is or was under common control with Lobdell within the meaning of ERISA Section 4001), has or had any obligation to make a contribution; (ii) no proceedings to terminate any such plan have been initiated, and no event described in ERISA Sections 4062, 4063 or 4069 has occurred or will occur with respect to any such plan, any of which resulted or could result at any time within five years of the Closing Date in an insufficiency of such plan's assets necessary to satisfy all benefit liabilities under such plan (within the meaning of ERISA Section 4041(b)); and (iii) Lobdell has delivered to Parent true and complete copies of the following: the current plan document (including a written description of all oral plans), any amendments thereto, and the related summary plan description, if any; each trust or custodial agreement and each deposit administration, group annuity, insurance or other funding agreement associated with each such plan, for the last three plan years, the financial information or reports (including any FASB required reports, if applicable), valuation reports, and/or actuarial reports relating to each such plan; all Internal Revenue Service and other governmental agency rulings relating thereto, and all applications for such rulings; and all filing and reports (including the Annual Report Form 5500 series, if applicable) filed with any governmental agency at any time during the three year period ending on the Closing Date, along with all schedules and reports filed therewith.

                              (3)  (i) Neither any such plan nor any other
    person or entity has engaged in a "prohibited transaction" (as defined in ERISA Section 406 or Code Section 4975) with respect to such plan, for which no individual or class exemption exists; (ii) each such plan which is a "group health plan" (as defined in Code Section 5000(b)(1)) has complied and will comply at all times (whether before, on, or after the Closing
    Date) in all respects with the applicable requirements of ERISA Sections 601 and 602, Code Section 162(k) (through December 31, 1988) and Code
    Section 4980B (commencing on January 1, 1989); (iii) all disclosures to employees and all filings and other reports relating to each such plan and required (under ERISA, the Code, other applicable law, including federal and state securities laws, and all regulations thereunder) to have been made or filed on or before the Closing Date have been or will be duly and timely made or filed by that date; (iv) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the knowledge of Lobdell threatened with respect to any such plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such plan; (v) no event has occurred and no condition exists relating to any such plan that would subject Lobdell, any of its Subsidiaries, Parent or the Surviving Corporation to any tax under Code Sections 4972 or 4979, or to any liability under ERISA Section 502; (vi) to the extent applicable, no such plan has experienced any "accumulated funding deficiency" (as defined in Code Section 412), whether or not waived, at any time;

                              (4)  With respect to each plan which is subject
    to Title IV of ERISA: (i) such plan's assets are sufficient to satisfy all benefit liabilities (within the meaning of ERISA Section 4041(b)) under such plan, such that the termination of or withdrawal from the plan (whether partial or otherwise) at any time before the Closing Date would not subject Lobdell, any of its Subsidiaries, Parent or the Surviving Corporation to any liability to the Pension Benefit Guaranty Corporation or any other person or entity; (ii) to the knowledge of Lobdell, no events have occurred or are expected to occur with respect to any such plan that would result in a material decrease in the net fair market value of such plan's assets or a material increase in the net present value of benefit liabilities under such plan; (iii) no such plan has been terminated, nor have any proceedings been initiated to terminate or reorganize any such plan (whether partially or otherwise); (iv) no event described in ERISA
    Section 4043 has occurred, whether or not such event must be reported to any governmental agency; and (v) there has been no amendment to any such plan which required or could require Lobdell, any of its Subsidiaries, Parent or the Surviving Corporation to provide security to such plan under Code Section 401(a)(29).

                               (5) with respect to each plan which is an
    "employee welfare benefit plan" (as defined in ERISA Section 3(1)) that provides benefits to or on behalf of any person following retirement or other termination of employment (other than to the extent required by Code
    Section 4980B):  (i) there is no "disqualified benefit" (as defined in Code
    Section 4976(b)) that would subject Lobdell, any of its Subsidiaries, Parent or the Surviving Corporation to any tax under Code Section 4976(a); and (ii) under the terms of each such plan, the benefits provided to such retired or terminated persons under the plan may be modified or terminated by Lobdell, Parent or the Surviving Corporation at any time on or after the Closing Date.

                     (m) Customers and Suppliers. The Disclosure Schedule discloses each of the customers and suppliers of Lobdell and each of its Subsidiaries whose purchases from or sales to Lobdell and any of its Subsidiaries constituted five percent or more of Lobdell's consolidated net sales or net purchases, respectively, of products or services during the year ended December 31, 1995 and during the first nine months of the year ending December 31, 1996, showing, with respect to each, the name, dollar volume and nature of the relationship (including the principal categories of products or services bought or sold). Except as disclosed in the Disclosure Schedule, neither Lobdell nor any of its Subsidiaries has received, since December 31, 1995, written notice of intent to terminate any material contract or agreement for the purchase of the products of Lobdell or any





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

of its Subsidiaries nor does Lobdell have any knowledge of any circumstances which are likely to result in Lobdell's five largest customers (based upon sales in Lobdell's last fiscal year) materially decreasing their purchases of Lobdell's products during the twelve months immediately following the Closing Date.

                     (n) Insurance. Lobdell and each of its Subsidiaries maintains policies of insurance with coverages and limits customary in its respective business, has not received notice of default under or cancellation of any of such policies nor is it in default under any such policies, and has paid or will pay all premiums due thereon covering all periods up to and including the Closing Date. No coverage under any such insurance policies is being disputed, and all claims which Lobdell or any of its Subsidiaries currently has under such insurance policies have been filed in a timely fashion. To the knowledge of any Shareholder or Lobdell, no accident, loss or other event or circumstance has occurred in connection with the business and affairs of Lobdell or any of its Subsidiaries that might result in any material premium adjustment or any material adverse modification of any policy terms or conditions with respect to any insurance policies in effect on the date of this Agreement. Neither Lobdell nor any of its Subsidiaries has received any notice or other communication from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew such insurance coverage on substantially similar terms and at substantially equivalent premiums as are currently in effect.

                     (o) Contracts, Agreements and Plans. Except for this Agreement and the contracts, agreements, plans and commitments which are disclosed in the Disclosure Schedule, neither Lobdell nor any of its Subsidiaries is a party to or subject to any of the following ("Material Contracts"):

                              (1)  Any management or employment contract or
    contract for personal services between Lobdell or any of its Subsidiaries and any officer, consultant, agent, director or employee which is not by its terms terminable at will without penalty, or any contract under which any person (other than sales personnel) receives commissions in varying amounts depending on sales or other activities;

                              (2)  Any plan, contract or arrangement under
    which Lobdell or any of its Subsidiaries provides or may provide insurance for or a loan to and any other agreement with any officer, shareholder, consultant, agent, director, employee or member of their families;

                              (3)  Any contract or agreement between Lobdell
    or any of its Subsidiaries and any labor union;

                              (4)  Any contract, commitment or agreement which
    involves capital expenditures or other similar purchases or sales by Lobdell or any of its Subsidiaries after January 1, 1997 of more than $250,000 or which together with all other such contracts in the aggregate involve capital expenditures by Lobdell or any of its Subsidiaries after January 1, 1997 of more than $2 million;

                              (5)  Any contract or agreement containing
    covenants by Lobdell or any of its Subsidiaries or any of their employees not to compete in any line of business with any person other than Lobdell or any of its Subsidiaries, or not to disclose to any person other than Lobdell or any of its Subsidiaries any Confidential Information, or to render services to any person other than Lobdell or any of its Subsidiaries;

                              (6)  Any contract under which Lobdell or  any of
    its Subsidiaries has outstanding indebtedness for borrowed money or has the right to borrow money, or any conditional sales contracts, chattel mortgages, equipment lease agreements or other security arrangements with respect to personal property with an obligation in excess of $25,000 annually;

                              (7)  Any tax sharing agreements or any licenses
    with respect to Intellectual Property; or

                              (8)  Any other contract or agreement of Lobdell
    or any of its Subsidiaries not made in the Ordinary Course of Business or, to the knowledge of Lobdell, in violation of any law, including any contract involving an obligation in excess of $25,000 annually.

                     Copies of the written Material Contracts have been made available to Parent prior to the Closing Date and such copies are true and correct copies of such Material Contracts. All of the Material Contracts are valid and legally binding obligations of Lobdell or one of its Subsidiaries enforceable against it in accordance with their respective terms, subject to the qualifications that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing, and are in full force and effect. Except as disclosed in the Disclosure Schedule, neither Lobdell nor any of its Subsidiaries is in default in the payment or performance of its obligations under any Material Contract and there is no express provision in any Material Contract as the result of which the rights of Lobdell or any of its Subsidiaries under such Material Contract will be materially impaired by the transactions provided for in this Agreement. To the knowledge of any Shareholder, no party with whom Lobdell or any of its Subsidiaries has a contractual relationship under a Material Contract is in default in the payment of any obligation involving $15,000 or more under, or in the performance of any material covenant or obligation to be performed by such party under, such Material Contract.

                     (p) Compliance with Law. The business of Lobdell and each of its Subsidiaries has been conducted in all material respects in compliance with all applicable laws, ordinances and regulations. Lobdell and each of its Subsidiaries has all permits from any Governmental Bodies necessary to conduct its business as presently conducted.

                     (q) Litigation. Except as disclosed in the Disclosure Schedule, on the date of this Agreement there are no actions, suits or legal or administrative proceedings, whether or not covered by insurance, instituted or pending or, to the knowledge of Lobdell, threatened against Lobdell or any of its Subsidiaries which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect.

                     (r) Absence of Material Changes. Except for this Agreement or as otherwise disclosed in the Disclosure Schedule, without the approval of Parent neither Lobdell nor any of its Subsidiaries has since January 1, 1996:

                              (1) issued or sold any of its bonds, debentures,
    notes or other securities or issued, sold or granted any option, warrant or right to purchase any thereof, or borrowed any money from any Person or guaranteed the payment or performance of any obligation of any Person;

                              (2) except in the Ordinary Course of Business,
    sold, leased, disposed of, mortgaged, pledged or subjected to any lien or encumbrance (other than Permitted Liens), or waived any substantial rights relating to, any of its material property or assets, tangible or intangible;

                              (3) suffered any damage, destruction or loss
    (whether or not covered by insurance) which had or could have a Material Adverse Effect;

                              (4) except in the Ordinary Course of Business,
    terminated or amended or suffered the termination or amendment of or failed to perform all its obligations or suffered or permitted any default to exist under any Material Contract;

                              (5) suffered any change in its condition
    (financial or otherwise) or in its assets, liabilities or business, except changes which have not, individually or in the aggregate, had a Material Adverse Effect;

                              (6) changed its accounting principles or its
    accounting methods or practices followed, including any change in depreciation or amortization policies or rates;

                              (7) to the date of this Agreement, declared any
    dividends or paid any distribution in respect of its capital stock, or redeemed, retired, purchased or otherwise acquired any such capital stock;

                              (8) entered into any contract or commitment to
    purchase or make any capital expenditure in excess of $250,000;

                              (9) to the date of this Agreement, experienced
    any "extraordinary loss" as such term is defined in Section I-17 of the current text of Accounting Statements of the Financial Accounting Standards Board, whether or not such loss was covered by insurance; or

                              (10)  engaged in any merger with or into another
    person, a consolidation with another person or any acquisition (by purchase, merger, consolidation, stock acquisition or otherwise) of substantially all the assets of another person.

                     (s) Liability for Finder's Fees. No liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby has been incurred by Lobdell except with respect to the fee payable to Merrill Lynch.

                     (t) Investment. Each Shareholder (i) understands that the Preferred Stock has not been, and will not be, registered under the Securities Act or under any state securities law, that no federal or state agency has reviewed or passed upon the fairness of the terms of the Merger or the merits or risks of an investment in the Preferred Stock and that the Preferred Stock is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring Preferred Stock for investment purposes only and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the Merger and of an investment in the Preferred Stock,
(iv) has received sufficient information concerning Parent and Newco and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Preferred Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding Preferred Stock, (vi) is an accredited investor within the meaning of the regulations under the Securities Act and (vii) understands that the right to transfer the Preferred Stock is restricted pursuant to the terms of this Agreement and the Articles of Incorporation of the Surviving Corporation.

                     (u) Bank Accounts and Powers of Attorney. The Disclosure Schedule lists (i) the name of each bank in which Lobdell or any of its Subsidiaries has an account or safe deposit box, the names of all persons authorized to draw on such accounts or to have access to such safe deposit boxes, and any contract, instrument, agreement, license, arrangement, commitment or understanding relating to such accounts and safe deposit boxes, and (ii) the names of all persons holding powers of attorney for Lobdell or any of its Subsidiaries and a statement of the terms of each such power of attorney.

                     (v) Absence of Certain Payments. Neither Lobdell nor any of its Subsidiaries nor any director, officer, agent, employee, consultant or other person associated with or acting on behalf of Lobdell or any of its Subsidiaries, has (i) used any corporate funds for contributions, gifts, entertainment or other expenses relating to political activity, in violation of the laws of the United States or any jurisdiction of the United States, or in violation of the laws of any other jurisdiction, (ii) made any direct or indirect payments to government officials or others from corporate funds, or established or maintained any unrecorded funds, in violation of the laws of the United States or any jurisdiction of the United States, or in violation of the laws of any other jurisdiction, (iii) violated any provisions of the Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, or (iv) violated any of the anti-boycott provisions of 15 C.F.R. 369, or any rules or regulations promulgated thereunder.

                     (w) OSHA. All of Lobdell's and each of its Subsidiaries' facilities are maintained and operated in material compliance with OSHA and any similar state statute and the rules and regulations promulgated thereunder. Except as disclosed in the Disclosure Schedule, neither Lobdell nor any of its Subsidiaries is and has not been since January 1, 1991 subject to an investigation by the Department of Labor, litigation over compliance with such rules and regulations or any fine, penalty or citation, relating to or arising out of a violation or alleged violation of OSHA or any similar state statute and such rules and regulations.

                     (x) Change of Control Payments. Except as disclosed in the Disclosure Schedule, neither Lobdell nor any of its Subsidiaries have any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of Lobdell.

                     (y) Accounts Receivable. The accounts receivable of Lobdell and each of its Subsidiaries as set forth on the 1995 Company Balance Sheet or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are, to the knowledge of Lobdell, not subject to valid defenses, set-offs or counterclaims; and to the knowledge of Lobdell are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the 1995 Company Balance Sheet, the recorded allowance for collection losses on the 1995 Company Balance Sheet or on the Current Financial Information. The allowance for collection losses on the 1995 Company Balance Sheet or on the Current Financial Information has been determined in accordance with generally accepted accounting principles consistent with past practice.

             (z) Transaction Expenses. All of the transaction expenses as contemplated by Section 7.02 incurred prior to Closing by Shareholders or Lobdell (whether paid or not) in connection with the transactions contemplated by this Agreement, which have been paid by Lobdell or are payable by Lobdell do not exceed $2.0 Million. Neither the Shareholders nor Lobdell have incurred any other expenses related to or required for the consummation of the transactions contemplated by this Agreement (including by way of example expenses relating to legal, accounting, environmental, property survey and appraisal services obtained by Lobdell and financial adviser services) which have been paid by Lobdell or are payable by Lobdell.

             (aa) Additional Payments. The aggregate option "cash payment rights," as described in Section 3.23 do not exceed $502,969. The aggregate payments to Michael E. Regina, as described in Section 3.24, do not exceed $1 Million. The aggregate payments to be made to certain minority shareholders, as described in Section 3.25, do not exceed $597,191.

             5.03 Representations and Warranties of Parent and Newco. Parent and Newco represent and warrant to the Shareholders as follows:

                     (a) Incorporation, qualification, etc. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of Michigan, with all necessary power to own and lease its properties and to carry on its business as and where such properties are now owned or leased and such business is now being carried on. The articles of incorporation and bylaws of Parent and Newco, which have previously been delivered or will be delivered to the Shareholders' Agent prior to the Closing Date, are or will be when delivered complete and correct. As of the date hereof, 100 shares of Newco common stock are issued and outstanding.

                     (b) Due Authorization of Agreement; No Conflict With Other Instruments. Parent and Newco have full power and authority and have taken all necessary action to execute, deliver and consummate this Agreement and to perform all the terms and conditions hereof to be performed by Parent and Newco, respectively, except that the corporate action referred to in
Section 3.19(b) has not yet been taken. When such corporate action has been taken, this Agreement will be a valid and binding obligation of Parent and Newco, enforceable against Parent and Newco in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies. The execution and delivery by Parent and Newco of this Agreement, the consummation by Parent and Newco of the transactions which this Agreement contemplates will be consummated by Parent and Newco, and Parent's and Newco's fulfillment of and compliance with the terms and provisions hereof applicable to Parent and Newco, do not and will not (i) violate any law applicable to Parent or Newco, or (ii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement or instrument to which Parent or Newco is a party or by which Parent or Newco is bound.

                     (c) The Preferred Stock. The Preferred Stock, when issued and delivered pursuant to this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and not subject to any liens, charges, encumbrances or restrictions on transfer other than those imposed by applicable securities laws or by this Agreement.

                     (d) Liability for Finder's Fees. No liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby has been incurred by Parent or Newco.


                  VI.  REMEDIES FOR BREACHES OF THIS AGREEMENT

             6.01    Survival of Representations, Warranties and Covenants.
The representations and warranties made by the Shareholders and Lobdell in this Agreement or in any Schedule, Exhibit, certificate or other document delivered by or on behalf of the Shareholders or Lobdell pursuant to this Agreement shall be deemed to be continuing and shall survive for a period of three years from the Closing Date, unless a specific claim in writing with respect to any such representation and warranty shall have been made, or an action at law or in equity shall have been commenced or filed, prior to such expiration date, in which case such period shall be extended; provided however, that the representations and warranties of the Shareholders and Lobdell set forth in:

                     (a) Section 5.01, the first sentence of Section 5.02(a), and Sections 5.02(b), 5.02(c) and 5.02(g)(1) shall survive indefinitely; and

                     (b) Section 5.02(f) shall survive for the longer of the applicable statute of limitations under which claims may be asserted against Lobdell or three years from the Closing Date.

             6.02 Indemnification Provisions for Benefit of Parent and the Surviving Corporation. If there is any breach or inaccuracy of any of the representations, warranties or covenants of any Shareholder or Lobdell contained herein or in any Schedule, Exhibit, certificate or other document delivered by or on behalf of the Shareholders or Lobdell pursuant to this Agreement, or if any third party alleges facts that, if true, would mean that such a breach or inaccuracy existed, and provided that within the applicable time periods specified in Section 6.01 Parent or the Surviving Corporation delivers to the Shareholders' Agent pursuant to Section 6.04 a claim for indemnification with respect to such alleged breach or inaccuracy, then the shareholders of Lobdell as to whom such claim may then be brought pursuant to
Section 6.01 (either severally or jointly and severally, as provided in Section 7.10(b)), shall indemnify Parent, the Surviving Corporation and their Affiliates and each of their respective officers, directors, employees, agents, successors and permitted assigns from and against all Adverse Consequences that they have suffered or may suffer caused by, resulting from, arising out of or relating to such breach or inaccuracy through and after the date of such claim; provided however, that (i) the Shareholders shall not have any obligation to indemnify any person under this Section 6.02 unless the amount of Adverse Consequences suffered by such person by reason of all such breaches or inaccuracies exceeds $50,000 in the aggregate, at which point the Shareholders shall be obligated to indemnify such person from and against all such Adverse Consequences, without any deductible amount, and (ii) in no event shall the Shareholders have any obligation to indemnify such persons under this Section
6.02 for an amount, in the aggregate in excess of $13 million with respect to claims for indemnification made during the first eighteen months following the Closing Date and, with respect to claims made after the expiration of such 18-month period, such amount shall be reduced to $6.5 million.

             6.03 Indemnification Provisions for Benefit of the Shareholders. If there is any breach or inaccuracy of any of the representations, warranties or covenants of Parent or Newco contained herein or in any Schedule, Exhibit, certificate or other document delivered by or on behalf of Parent or Newco pursuant to this Agreement, or if any third party alleges facts that, if true, would mean that such a breach or inaccuracy existed, then Parent or Newco shall indemnify the Shareholders and their respective successors and permitted assigns from and against all Adverse Consequences that they have suffered or may suffer caused by, resulting from, arising out of or relating to such breach or inaccuracy through and after the date of such claim; provided however, that (i) Parent or Newco shall not have any obligation to indemnify the Shareholders under this Section 6.03 unless the amount of Adverse Consequences suffered by the Shareholders by reason of all such breaches or inaccuracies exceeds $50,000 in the aggregate, at which point Parent or Newco shall be obligated to indemnify the Shareholders from and against all such Adverse Consequences, without any deductible amount, and (ii) in no event shall Parent or Newco have any obligation to indemnify the Shareholders under this Section 6.03 for an amount, in the aggregate in excess of $13 million with respect to claims for indemnification made during the first eighteen months following the Closing Date and, with respect to claims made after the expiration of such 18-month period, such amount shall be reduced to $6.5 million.

             6.04 Notice of Claim for Indemnification. No claim for indemnification hereunder shall be valid unless notice of such claim is delivered to Parent (in the case of a claim by any Shareholder) or to the Shareholders' Agent (in the case of a claim by Parent or the Surviving Corporation) within the period during which the representation, warranty or covenant upon which such claim is based survives pursuant to Section 6.01. Any such notice shall set forth in reasonable detail, to the extent known by the person giving such notice, the facts on which such claim is based and the estimated amount of Adverse Consequences resulting therefrom.

             6.05    Matters Involving Third Parties.

                     (a) If Parent or the Surviving Corporation or any Shareholder receives notice or acquires knowledge of any matter which may give rise to a claim by another person and which may then result in a claim for indemnification under this Article VI, then (i) if such notice or knowledge is received or acquired by Parent or the Surviving Corporation, Parent or the Surviving Corporation shall promptly notify the Shareholders' Agent thereof, and (ii) if such notice or knowledge is received or acquired by any Shareholder, such Shareholder shall promptly notify Parent or the Surviving Corporation and the Shareholders' Agent thereof; except that no delay in giving such notice shall diminish any obligation under this Article VI to provide indemnification unless (and then solely to the extent) the party from whom such indemnification is sought is prejudiced.

                     (b) Any party from whom such indemnification is sought (the "Indemnifying Party") shall have the right to defend, at the Indemnifying Party's cost, risk and expense, the party seeking such indemnification (the "Indemnified Party") against any such claim by another person (the "Third Party Claim") with counsel of the Indemnifying Party's choice (subject to the Indemnified Party's written consent) reasonably satisfactory to the Indemnified Party so long as (i) within 15 days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against all Adverse Consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has the financial resources necessary to defend against the Third Party Claim and fulfill its indemnification obligations thereunder, (iii) the Third Party Claim seeks only money damages and not an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent, custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                     (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.05(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnifying Party, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnified Party.

                     (d) If any of the conditions specified in Section 6.05(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem advisable (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' and accountants' fees and expenses), and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer caused by, resulting from, arising out of or relating to such Third Party Claim to the extent provided in this Article VI.

             6.06 Claims Against Escrow Fund and Shareholders. Any liability of the Shareholders to Parent, or the Surviving Corporation or any other person pursuant to Section 6.02 shall be satisfied first from the assets held by the Escrow Agent pursuant to the Escrow Agreement, and only if such assets are exhausted without fully satisfying such liability, or if the Escrow Agreement has terminated, shall any attempt be made by Parent or the Surviving Corporation to satisfy such liability from any other source. Any liability of the Shareholders to Parent or the Surviving Corporation or any other person pursuant to Section 6.02, after the assets held by the Escrow Agent are exhausted or the Escrow Agreement is terminated, shall be satisfied by the Shareholders by means of the return of that number of shares of Series A Preferred Stock equal to the number determined by dividing the aggregate dollar amount of the Adverse Consequences incurred by Parent, the Surviving Corporation or any person pursuant to Section 6.02 by $100.00. Any such shares of Series A Preferred Stock delivered to the Surviving Corporation shall be canceled.

             6.07 Other Indemnification Provisions. The indemnification provisions in this Article VI are in lieu of any statutory, equitable or common law remedy any party may have for breach of representation, warranty or covenant, except for any claims relating to fraudulent misrepresentation and any injunctive relief or specific performance available to such party for any breach of Articles III, IV, VI or VII. No Shareholder shall make any claim for indemnification against Lobdell by reason of the fact that such Shareholder was a director, officer, employee or agent of Lobdell or was serving at the request of Lobdell as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Parent or the Surviving Corporation against such Shareholder.


                              VII.  MISCELLANEOUS

             7.01 Further Assurances. On and after the Closing Date, the Shareholders, Lobdell, Parent and Newco shall take all appropriate action and execute all documents, instruments or conveyances of any kind which may be necessary or advisable to carry out any of the provisions hereof and to consummate the transactions contemplated hereby.

             7.02    Expenses.

                     (a)  Except as otherwise provided in Section 1.06(e) or
Section 7.02(b), each party hereto shall bear all expenses incurred by such party in connection with the negotiation, preparation, execution and performance of this Agreement, except that Lobdell shall bear and pay (i) the fees and expenses of Merrill Lynch, Reed Smith Shaw & McClay, Braun Kendrick Finkbeiner P.L.C., and Andrews Hooper & Pavlik, P.L.C., (ii) the fees and expenses relating to the title insurance and Survey required by Section 3.18,
(iii) one-half of any filing fees paid by Lobdell and Parent in connection with any filings by them under the Hart-Scott-Rodino Act in connection with the transactions contemplated hereby, and (iv) all other expenses relating to actions taken by Lobdell, whether at the request of the Shareholders or otherwise, which are required by this Agreement; provided that the total amount of such expenses borne by Lobdell shall not exceed $2,000,000.

                     (b) Lobdell shall pay Parent a fee of $5,000,000 plus actual out-of-pocket expenses of Parent relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel and financial advisers) upon the (i) withdrawal, modification or change by the Board of Directors of Lobdell of its recommendation or approval of the Merger in a manner adverse to Parent (ii) upon the recommendation by the Board of Directors of Lobdell to the shareholders of Lobdell of an Acquisition Proposal, or (iii) unless this Agreement has been terminated by Parent or Newco, the consummation of any other Acquisition Proposal except as contemplated by this Agreement within twelve
(12) months of the date hereof.

             7.03 Press Releases and Public Announcements. Except as otherwise required by law or by applicable rules of any securities exchange or association of securities dealers, prior to or after the Closing no party to this Agreement shall issue any press release, make any public announcement or otherwise disclose any information for the purpose of publication by any print, broadcast or other public media, relating to the transactions contemplated by this Agreement, without the prior approval of Parent and the Shareholders' Agent.

             7.04 Notices. All notices, demands, claims, requests, undertakings, consents, opinions and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by mail, facsimile transmission, telegraph, telex or similar means of communication, and shall be deemed to have been given or made when personally delivered, when delivered to the telegraph or telephone company, charges prepaid, and otherwise when received, addressed to the respective parties as follows:

                     (a)      If to Parent or Newco:

                              BMG-MI, Inc.
                              2000 North Woodward, Ste. 130
                              Bloomfield Hills, Michigan 48304
                              Attention:  Selwyn Isakow, President

                              With copy to:

                              Dykema Gossett PLLC
                              1577 North Woodward Avenue, Suite 300
                              Bloomfield Hills, Michigan 48304
                              Attention:  Rex E. Schlaybaugh, Jr., Esq.

or to such other address as Parent or Newco may from time to time designate by notice to Lobdell and the Shareholders' Agent with respect to future notices, demands and other communications to Parent or Newco;

                     (b)      if to the Shareholders' Agent or any Shareholder:

                              D. Kennedy Fesenmyer, Shareholders' Agent
                              270 Woodwind Drive
                              P.O. Box 952
                              Bloomfield Hills, Michigan 48303-0952

                              With copy to:

                              Harry H. Weil, Esq.
                              Reed Smith Shaw & McClay
                              1301 K Street, N.W.
                              Washington, D.C. 20005
                              and to:

                              Mike Sauer, Esq.
                              Braun Kendrick Finkbeiner P.L.C.
                              101 N. Washington, Suite 812
                              Saginaw, Michigan  48607

or to such other address as any Shareholder or the Shareholders' Agent may from time to time designate by notice to Lobdell, Parent and Newco with respect to future notices, demands and other communications to such Shareholder or the Shareholders' Agent, respectively; and

                     (c)      if to Lobdell:

                              Lobdell Emery Corporation
                              1325 East Superior Street
                              P.O. Box 129
                              Alma, Michigan 48801

                              With copy to:

                              Harry H. Weil, Esq.
                              Reed Smith Shaw & McClay
                              1301 K Street, N.W.
                              Washington, D.C. 20005

                              and to:

                              Mike Sauer, Esq.
                              Braun Kendrick Finkbeiner P.L.C.
                              101 N. Washington, Suite 812
                              Saginaw, Michigan  48607

or to such other address as Lobdell may from time to time designate by notice to Parent, Newco and the Shareholders' Agent with respect to future notices, demands and other communications to Lobdell.

             7.05 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns. All discussions and negotiations by Parent, Newco, or any person on behalf of Parent or Newco, with any person pertaining to the subject matter of this Agreement shall not be deemed to be on behalf of any person in his individual capacity or as a representative or agent for Oxford, but rather shall be deemed to be solely on behalf of Parent or Newco.

             7.06    Governing law; jurisdiction.

                     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

                     (b) Submission to Jurisdiction. Parent, Newco, Lobdell, each Shareholder and the Shareholders' Agent submit to the jurisdiction of any state court sitting in Oakland County or Bay County, Michigan, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding shall be heard and determined exclusively in any such court. Parent, Newco, Lobdell, each Shareholder and the Shareholders' Agent waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety, or other security that might be required of any other party with respect thereto. Each Shareholder appoints the Shareholders' Agent as such Shareholder's agent to receive on such Shareholder's behalf service of copies of the summons and complaint and any other process that might be served in such action or proceeding.

             7.07 Amendments and Waivers. No amendment of any provision of this Agreement, and no postponement or waiver of any such provision or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless such amendment, postponement or waiver is in writing and signed by or on behalf of Parent, Newco, Lobdell and the Shareholders acting through the Shareholders' Agent. No such amendment, postponement or waiver shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject-matter of such amendment, postponement or waiver. No failure or delay on the part of Parent, Newco, Lobdell, the Shareholders or the Shareholders' Agent in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

             7.08 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign this Agreement or any of such party's rights, interests or obligations hereunder without the prior approval of the other parties hereto, except that all (but not less than all) of the rights, interests and obligations of any Shareholder may be assigned pursuant to the will of such Shareholder or the laws of intestate succession, and except that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (other than its obligations with respect to the Preferred Stock); except that in any event Parent shall remain responsible for the performance, by itself or its assignee, of all of its obligations hereunder.

             7.09    Termination.

                     (a) Termination of Agreement. Parent or the Shareholders, acting by the Shareholders' Agent, may terminate this Agreement as provided below in this Section 7.09(a):

                          (1) the Shareholders and Parent may terminate this Agreement by mutual consent at any time prior to the Closing;

                          (2) either the Shareholders or Parent may terminate this Agreement if a court of competent jurisdiction or Governmental Body shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                          (3) Parent may terminate this Agreement if on the Closing Date any of the conditions specified in Section 2.01 shall not have been satisfied and such failure of condition shall not have been waived by Parent;

                          (4) the Shareholders, acting by the Shareholders' Agent, may terminate this Agreement if on the Closing Date any of the conditions specified in Section 2.02 shall not have been satisfied and such failure of condition shall not have been waived by the Shareholders; or

                          (5) either the Shareholders or Parent may terminate this Agreement if the Closing has not taken place by February 17, 1997 for any reason other than as specified above in clauses (3) and (4) of this Section 7.09(a).

                          (6) either Parent or Newco may terminate this Agreement if, in its sole discretion, it determines that the Disclosure Schedule is not acceptable and provides such notice in accordance with Section 3.21.

                 (b) Effect of Termination. If this Agreement is terminated pursuant to Section 7.09(a), all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except as set forth in Section 7.02 and except for any liability of any party then in breach). In addition, it is expressly agreed and understood that nothing in this Agreement shall preclude any party from seeking any remedies available to it, involving the payment of monetary damages or any equitable remedy, in the event of any breach or violation of any provision of this Agreement by the other party (whether or not the Agreement is terminated as a result of such breach or violation).

                 7.10     Matters of Construction, Interpretation and the Like.

                          (a)  Construction. Parent, Newco, Lobdell and the
Shareholders have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any of the provisions of this Agreement. Any reference to any law shall be deemed also to refer to all rules, regulations, orders or decrees promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Each representation, warranty and covenant contained herein shall have independent significance. If Parent or the Shareholders breach in any respect any representation, warranty, covenant or other obligation contained herein or created hereby, the fact that there exists another representation, warranty covenant or obligation relating to the same subject matter (regardless of the relative levels of specificity) which has not been breached shall not detract from or mitigate the consequences of such breach. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which any party would otherwise have. The Exhibits specified in this Agreement are incorporated herein by reference and made a part hereof. The article and section headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement.

                          (b)  Nature of the Shareholders' Obligations.  The
representations and warranties of each Shareholder in Section 5.01 are several and not joint, so that if any Shareholder breaches such representations or warranties, no other Shareholder will be responsible to Parent or any other party hereto for the consequences of such breach by the breaching Shareholder. The remainder of the obligations of the shareholders of Lobdell and Lobdell created by this Agreement are joint and several obligations, so that each party will be responsible to Parent and the other parties hereto to the extent provided in Article VI for all Adverse Consequences which Parent or such other parties may suffer as a result of any breach of such obligations.

                          (c)  Severability.  The invalidity or
unenforceability of one or more of the provisions of this Agreement in any situation in any jurisdiction shall not affect the validity or enforceability of any other provision hereof or the validity or enforceability of the offending provision in any other situation or jurisdiction.

                          (d)  Entire Agreement; Counterparts.  This Agreement
(including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                 7.11 Agency. Each shareholder of Lobdell hereby irrevocably appoints D. Kennedy Fesenmyer as the agent of such Shareholder for all purposes relating to or in connection with any transaction contemplated by or relating to this Agreement and to be carried out prior to, at or after the Closing (including, without limitation, approving any modifications or amendments to this Agreement and the appointment of the Escrow Agent and execution and delivery of the Escrow Agreement), and each shareholder of Lobdell hereby authorizes Parent, Newco and Lobdell to rely upon the agency created hereby and releases Parent, Newco and Lobdell from any and all liability to such shareholder of whatever nature arising out of or relating to such agency, to the same extent as though any act committed or omitted by D. Kennedy Fesenmyer pursuant to such agency had been committed or omitted by such shareholder.

                 7.12 Shareholder Signatures. The shareholders of Lobdell shall join and execute this Agreement and agree to all of the terms and provisions hereof by means of separate signature pages. Such signature pages shall also include the agreement of each shareholder to vote his or her shares in favor of the Merger and shall provide for the consent of each shareholder to the Merger.

                 7.13 Valuation. The parties hereto determine and agree that the aggregate fair market value of the Class A and Class B common stock of Lobdell to be surrendered by the shareholders of Lobdell in this transaction is not less than the face amount of the Preferred Stock to be issued in exchange therefor pursuant to this Agreement and that they shall treat the transaction in all respects consistent with this determination and agreement.


                               VIII.  DEFINITIONS

                 The terms defined in this Article VIII shall, for all purposes of this Agreement, have the meanings specified or referred to in this Article VIII.

                 "Acquisition Proposal" is defined in Section 3.03.

                 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' and accountants' fees and expenses.

                 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.


                 "Agreement" or "this Agreement" means this instrument as originally executed and delivered, or, if amended or supplemented, as so amended or supplemented.

                 "Balance Sheet Delivery Date" is defined in Section 1.06(c).

                 "Benefit Plans" is defined in Section 5.02(l).

                 "Closing" is defined in Section 1.04(a).

                 "Closing Date" means the date on which the Closing is completed.

                 "Closing Date Balance Sheet" is defined in Section 1.06(c).

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Confidential Information" means any information related to the business and affairs of Lobdell that is not already generally available to the public.

                 "Confidentiality Agreement" means the letter agreement between Lobdell and Oxford.

                 "Constituent Corporations" is defined in Section 1.01.

                 "Current Financial Information" means the unaudited interim financial statements prepared by Lobdell for the first three quarters of 1996 and for the month of October, 1996, which have been furnished by Lobdell to Parent.

                 "Disclosure Schedule" means the written materials furnished to Parent by Lobdell or the Shareholders which are specifically designated as the "Disclosure Schedule" and attached to this Agreement, or other written materials furnished in accordance with Section 3.21 of this Agreement which are specifically identified as the "Disclosure Schedule."

                 "Effective Date" is defined in Section 1.04(c).

                 "Environmental Law" is defined in Section 5.02(j).

                 "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                 "Escrow Agent" means at any particular time the person serving as the escrow agent under the Escrow Agreement.

                 "Escrow Agreement" means the agreement of that name between the Shareholders' Agent, the Surviving Corporation and the Escrow Agent, in the form annexed hereto as Exhibit B.

                 "Escrow Shares" is defined in Section 1.06.

                 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board, applied on a consistent basis with past practices.

                 "Governmental Body" means any United States, state, county, city, municipal, regional or local organ of government within the United States, including all courts, boards and agencies of any thereof.

                 "Hart-Scott-Rodino" Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "Indemnified Party" is defined in Section 6.05(b).

                 "Indemnifying Party" is defined in Section 6.05(b).

                 "Intellectual Property" means:

                          (a)  all inventions (whether patentable or
unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof,

                          (b)  all trademarks, service marks, trade dress,
logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith,

                          (c)  all copyrightable works, all copyrights, and all
applications, registrations, and renewals in connection therewith,

                          (d)  all mask works and all applications,
registrations, and renewals in connection therewith

                          (e)  all trade secrets and confidential business
information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),

                          (f)  all computer software (including data and
related documentation),

                          (g)  all other proprietary rights, and

                          (h)  all copies and tangible embodiments thereof (in
whatever form or medium).

                 "Knowledge," whether or not capitalized, means actual knowledge after due inquiry, which (i) in the case of Lobdell means knowledge of any officer or director of Lobdell Emery Corporation, (ii) in the case of any Shareholder means knowledge of such Shareholder, and (iii) in the case of Parent means knowledge of Selwyn Isakow or Jay Hansen.

                 "Law," whether or not capitalized, means statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees and rulings of any Governmental Body.

                 "Liability," whether or not capitalized, means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                 "Lobdell" means Lobdell Emery Corporation, a Michigan corporation.

                 "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (i) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Lobdell taken as a whole, or (ii) will or is reasonably likely to prevent the consummation of the transactions contemplated by this Agreement.

                 "Material Contracts" is defined in Section 5.02(o).

                 "MBCA" means the Michigan Business Corporation Act.

                 "Merrill Lynch" means Merrill Lynch, Pierce, Fenner & Smith,
Inc.

                 "Newco" means L-E Acquisition, Inc., a Michigan corporation.

                 "1995 Company Balance Sheet" means the audited consolidated balance sheet of Lobdell at December 31, 1995 referred to in Section 5.02(d), together with the related notes.

                 "Ordinary Course of Business," whether or not capitalized, means the ordinary course of business of Lobdell consistent with Lobdell's past custom and practice.

                 "OSHA" means the Occupational Safety and Health Act of 1970, as amended.

                 "Oxford" means The Oxford Investment Group, Inc., a Michigan corporation.

                 "Parent" means BMG-MI, Inc., a Michigan corporation.

                 "Permitted Liens and Exceptions" means as of any given time.

                          (1) liens and charges for then current state, county,
city, school or other municipal taxes, levies or assessments not then due and payable or which remain payable without interest or penalty,

                          (2) easements, rights of way, title exceptions and
reservations, restrictions, zoning ordinances and other encumbrances which do not adversely affect the use of the properties subject thereto by Lobdell in the Ordinary Course of Business,

                          (3) obligations and duties of Lobdell, not
interfering with the Ordinary Course of Business, as tenant or subtenant under any leases of real or personal property wherever situated, and

                          (4) customary and immaterial exceptions and
exclusions from any title insurance policy obtained pursuant to Section 3.05.

                 "Person," whether or not capitalized, means an individual, corporation, partnership, limited liability company or partnership, unincorporated organization, voluntary association, joint stock company, trust, joint venture or Governmental Body.

                 "Reviewing Accountants" is defined in Section 1.06(d).

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Series A Preferred Stock" means the Series A Preferred Stock of the Surviving Corporation.

                 "Series B Preferred Stock" means the Series B Preferred Stock of the Surviving Corporation.

                 "Shareholders" means the persons designated as Shareholders on the signature page of this Agreement.

                 "Shareholders' Agent" means D. Kennedy Fesenmyer, acting as agent for the Shareholders pursuant to Section 7.11.

                 "Shareholders' Equity Adjustment Amount" is defined in Section 1.06(b).

                 "Subsidiaries" means the corporations or limited liability companies in which Lobdell or another Subsidiary owns at least a majority of the outstanding voting stock or membership interests.

                 "Subsidiary Documents" has the meaning set forth in Section 5.02(a).

                 "Survey" has the meaning set forth in Section 3.18(c).

                 "Surviving Corporation" is defined in Section 1.01.

                 "Tax" and "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                 "Third-Party Claim" has the meaning set forth in Section
6.05(b).


                     [This space intentionally left blank.]

                 WITNESS the due execution of this Agreement and Plan of Merger as of the day and year first above written.


BMG-MI, Inc.                     LOBDELL EMERY CORPORATION

By:                              By
   ---------------------------     ----------------------------------------
      Selwyn Isakow, President         D. Kennedy Fesenmyer
                                       Chairman of Chief Executive Officer

L-E ACQUISITION, INC.

By:
   ---------------------------   ------------------------------------------
      Selwyn Isakow, President   D. Kennedy Fesenmyer, as
                                 Shareholders' Agent

                                  SHAREHOLDER
                                 SIGNATURE PAGE
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         The undersigned hereby execute the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 14, 1996, by and between Lobdell Emery Corporation, a Michigan corporation, BMG-MI, Inc., a Michigan corporation, L-E Acquisition, Inc., a Michigan corporation, the parties named as Shareholders on the signature page of the Merger Agreement, and D. Kennedy Fesenmyer, as Shareholders' Agent.

         1. The undersigned hereby agree to all of the terms and provisions of the Merger Agreement and join and execute the Merger Agreement and hereby authorize this Signature Page to be attached thereto.

         2. The undersigned hereby agree to vote any and all shares of capital stock of Lobdell Emery Corporation ("Lobdell") held by the undersigned in favor of the merger contemplated by the Merger Agreement and in favor of the Merger Agreement, at any meeting of the shareholders of Lobdell that may be called for purposes of such approvals or otherwise, if such approvals are not obtained through effective shareholder consents.

         3. The undersigned hereby waive notice of and the holding of a special meeting of the shareholders of Lobdell to consider and act upon the approval of the Merger Agreement and, in accordance with Section 407 of the Michigan Business Corporation Act and the Articles of Incorporation of Lobdell, hereby adopt and approve the Merger Agreement and any and all transactions necessary, desirable or convenient to effect and complete the merger pursuant to the Merger Agreement.



Date:
     -------------------                        -------------------------------